ACQUISITION AGREEMENT

dated September 19, 2002

by and among

DENDRITE INTERNATIONAL, INC.

SAI ACQUISITION L.L.C.

SOFTWARE ASSOCIATES INTERNATIONAL, LLC

SOFTWARE ASSOCIATES INTERNATIONAL INC.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

IPG SAI HOLDING CORP.

SHALEEN GUPTA

and

DEREK EVANS

ACQUISITION AGREEMENT

        This Acquisition Agreement (this “Agreement”), dated September 19, 2002, is made by and among Dendrite International, Inc., a New Jersey corporation (“Dendrite”), SAI Acquisition L.L.C., a New Jersey limited liability company (“Buyer”), Software Associates International Inc., a New Jersey corporation (“Parent”), Software Associates International, LLC, a New Jersey limited liability company (“SAI”), The Interpublic Group of Companies, Inc., a Delaware Corporation (“IPG Parent”), IPG SAI Holding Corp., a Delaware Corporation (“IPG”), Shaleen Gupta (“Gupta”) and Derek Evans (“Evans”).

        (Each of Parent and SAI is referred to herein as an “SAI Entity”, and referred to jointly and severally as the “Company” or the “SAI Entities”. Each of Gupta and Evans is referred to herein as a “Parent Shareholder”, and together they are the “Parent Shareholders”. IPG and each Parent Shareholder is referred to herein as a “Seller” and collectively they are the “Sellers”. Each of Parent, SAI, IPG, Gupta and Evans is referred to herein as a “Seller Party” and collectively they are the “Seller Parties”. Each of the Seller Parties and Buyer is referred to herein as a “Party” and collectively they are the “Parties”.)

RECITALS

        The Company is engaged in the business of developing, licensing and providing related services with respect to software for pharmaceutical companies (the “Business”).

        Prior to June 28, 2000 the Business was conducted by Parent, and prior to February 29, 2000 the Business was conducted by Parent, SAI Holdings, Inc., a Nevada corporation (“Holdings”) and SAI Products, Inc. a Nevada corporation (“Products Inc.”). Effective on February 29, 2000 Holdings and Products Inc. merged into Parent. On June 28, 2000 Parent transferred substantially all its assets and liabilities to SAI. Parent retained all its employees and currently performs administrative and management services for SAI pursuant to that certain Management Services Agreement effective as of June 28, 2000 by and between Parent and SAI.

        783 Common Units and 217 Preferred Units (as defined below), together constituting all of the equity interests of SAI (the “Units”), are currently owned in the aggregate by IPG and Parent in the amounts and percentages set forth on Schedule 3.1B. 1,900,000 shares of Common Stock (as defined below) (the “Parent Stock”), constituting all of the outstanding equity interests of Parent, are currently owned in the aggregate by the Parent Shareholders in the amounts and percentages set forth on Schedule 3.1C.

        The Parties contemplate that Parent will be merged with and into Buyer (the “Merger”) pursuant to a Plan of Merger (the “Plan of Merger”) in the form attached hereto as Exhibit A. The Parties also contemplate that IPG will sell to Buyer and Buyer will purchase from IPG all of the Units owned by IPG, which Units are identified on Schedule 3.1B (the “IPG Units”). The Merger and the purchase and sale of the IPG Units (the “Unit Purchase” and together with the Merger, collectively, the “Transactions”) will occur simultaneously at a closing hereunder (the “Closing”), all in accordance with and subject to the terms and conditions set forth in this Agreement.

        Pursuant to the First Amended SAI Holdings, Inc. Long-Term Incentive Stock Option Plan (the “Option Plan”) certain employees and former employees of the Parent listed on Schedule 3.1D (the “Plan Option Holders”) possess options (the “Plan Options”) to purchase shares of Non-Voting Common Stock under SAI Holdings, Inc. Incentive Stock Option Agreements (the “Plan Option Agreements”). Certain non-employees of Parent listed on Schedule 3.1D (the “Non-Plan Option Holders”, and together with the Plan Option Holders, the “Option Holders”) possess options (“Non-Plan Options”, and together with the Plan Options, the “Options”) to purchase shares of Non-Voting Common Stock, which Non-Plan Options were granted outside the Plan pursuant to individual Stock Option Agreements (the “Non-Plan Option Agreements”, and together with the Plan Option Agreements, the “Option Agreements”) and are non-qualified). Certain of the Options, by their current terms, vest, and all of the Options become exercisable only for a period of 90 days after the execution and delivery of this Agreement by the Parties entitling the Option Holders to obtain such shares of Non-Voting Common Stock as listed on Schedule 3.1D. Prior to the Closing referred to herein, Parent will have obtained written offers, in the form attached hereto as Exhibit B (the “Offers”), from Option Holders holding at least ninety percent (90%) of the Options, to amend their Option Agreements by deleting the 90 day exercise period in their Option Agreements and replacing it with a two (2) year exercise period. In addition, the Board of Directors of Parent, as Committee under the Option Plan and the Non-Plan Options, shall have passed resolutions setting forth that after the Closing the Options will entitle each Option Holder to receive .55706 shares of common stock of Dendrite for each share of Non-Voting Common Stock they were entitled to received under the Options, at an exercise price per share equal to the exercise price set forth in the Option Holder’s Option Agreement, divided by .55706. Promptly after the Closing, Dendrite will file a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, for the purpose of registering the Dendrite common stock subject to issuance under those Options as to which Dendrite is eligible to use Form S-8 and will file any required application with NASDAQ in order to list such Dendrite Common Stock.

        As an inducement for Buyer to consummate the Transactions, IPG Parent has agreed to guarantee the indemnification obligations of IPG set forth in Section 8 of this Agreement, and is a Party to this Agreement solely with respect to IPG’s obligations under Section 8.

        As an inducement for Sellers to consummate the Transactions, Dendrite has agreed to guarantee the indemnification obligations of Buyer set forth in Section 6.6 of this Agreement.

        As an inducement for Buyer and the Parent Shareholders to consummate the Transactions, Parent Shareholders have agreed to enter into employment agreements with Dendrite substantially in the form of Exhibit 7.1(i)(iii).

        Accordingly, in consideration of the premises and other good and valuable consideration, the Parties, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

    Definitions.        The following terms shall have the following meanings:

        “Accounting Firm” shall have the meaning ascribed to such term in Section 2.4(d).

        “Action” means any action, arbitration, Claim, suit, litigation, proceeding or investigation.

        “Affiliate” means, with respect to a Person, each other Person Controlled by, Controlling, or under common Control, with such Person.

        “Assessment” shall have the meaning ascribed to such term in Section 6.6(g).

        “Audited Balance Sheet” shall have the meaning ascribed to such term in Section 3.3.

        “Audited Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.3.

        “Base Amount” shall have the meaning ascribed to such term in Section 2.2(a).

        “Bonus Pool” shall mean an aggregate amount of funds equal to the Parent Contribution to Bonus Pool plus any amount required to be contributed to the Bonus Pool by Buyer under Section 6.8.

        “Business” shall have the meaning ascribed to such term in the Recitals.

        “Buyer Indemnitee” means Buyer and its respective Affiliates (including Dendrite), subsidiaries, and Representatives (but not including any Governmental Entity).

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        “Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

        “Claim Notice” shall have the meaning ascribed to such term in Section 8.2(b).

        “Closing” shall have the meaning ascribed to such term in the Recitals.

        “Closing Date” shall have the meaning ascribed to such term in Section 2.6.

        “Closing Date Statement of Net Working Capital” shall have the meaning ascribed to such term in Section 2.4(a).

        “Closing Net Working Capital” means the Net Working Capital of SAI as of the close of business on the day prior to the Closing Date.

        “COBRA” shall have the meaning ascribed to such term in Sections 3.13(d).

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Common Stock” means the voting common stock of Parent, the terms and conditions of which are set forth in the certificate of incorporation of Parent.

        “Common Units” means voting common units of ownership of SAI, the terms and conditions of which are set forth in the Operating Agreement.

        “Company Assets” shall mean, collectively, all the Company’s Intangible Property and all of the Tangible Company Properties.

        “Company Contract” means those contracts which are binding on either SAI or Parent or both of them.

        “Company Intellectual Property” shall have the meaning ascribed to such term in Section 3.7(a).

        “Company’s Knowledge” means all facts and information which are or would reasonably be expected to be within the knowledge of the Chief Executive Officer, President, Chief Technology Officer or Chief Financial Officer of SAI.

        “Conditionally Available Excess” shall have the meaning ascribed to such term in Section 2.2(e).

        “Confidential Information” means all information, belonging or relating to Buyer (including information belonging or relating to each of the SAI Entities as to which Buyer directly or indirectly acquires an ownership interest at the Closing) which is not generally known to the public, including, without limitation, business or Trade Secrets, price lists, methods, formulas, know-how, customer lists, manufacturing processes, products costs, marketing plans, research and development and financial information.

        “Control” (including the terms “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of stock or other equity interest or as trustee or executor, by contract, or credit arrangement or otherwise.

        “Current Assets” means current assets, including accounts receivable, inventory, prepaid expenses and other current assets of the Company on a consolidated basis, excluding the current assets of Parent identified on Schedule 2.2(a)(1).

        “Current Liabilities” means current liabilities, including accounts payable, accrued expenses, and other current liabilities of the Company on a consolidated basis, excluding the current liabilities of Parent identified on Schedule 2.2(a)(2).

        “Cutoff Date” means September 30, 2002.

        “Damages” shall have the meaning ascribed to such term in Section 6.6(b).

        “Deductible” shall have the meaning ascribed to such term in Section 8.3(a)

        “Defined Benefit Plan” shall have the meaning ascribed to such term in Section 3.13.

        “Employee Plans” shall have the meaning ascribed to such term in Section 3.13(a).

        “Employee Welfare Benefit Plan” shall have the meaning ascribed to such term in Section 3.13(f).

        “Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, or judgments or orders relating to any Hazardous Materials.

        “Environmental Laws” shall have the meaning ascribed to such term in Section 3.16(c).

        “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” means any Person (other than a Governmental Entity) that, together with the Company as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

        “Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit 2.2(c) attached hereto, executed and delivered at the Closing by Buyer, the Parent Shareholders and the Escrow Agent.

        “Escrow Agent” means Pitney, Hardin, Kipp & Szuch LLP.

        “Escrow Fund” means the Initial Escrow Amount plus the Replenishment Escrow Amount, if any, together with any interest or other earnings thereon.

        “Estimated Purchase Price” shall have the meaning ascribed to such term and be calculated as described in Section 2.3(b).

        “Financial Statements” shall have the meaning ascribed to such term in Section 3.3.

        “GAAP” means United States generally accepted accounting principles, consistently applied.

        “Governmental Entity” means any court, tribunal, department, authority, agency, commission, official (acting in his or her capacity as such) or other instrumentality of the United States, or any domestic state, county, city or other political subdivision.

        “GUST” means the General Agreement on Tariffs and Trade (GATT), (also known as the Uruguay Round Agreements Act (Pub. Law 103-465); the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA) (Pub. Law 13-353); the Small Business Job Protection Act of 1996 (SBJPA) (Pub. Law 104-188); the Taxpayer Relief Act of 1997 (TRA’97) (Pub. Law 105-34); and the Internal Revenue Service Restructuring and Reform Act of 1998 (RRA ‘98) (Pub. Law 105-206). The benefit law changes made by the Community Renewal Tax Relief Act of 2000 (Pub. Law 105-554) must also be adopted within the GUST remedial amendment period.

        “Hazardous Material” means (a) all or any of the following: substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

        “Holdings” shall have the meaning ascribed to such term in the Recitals.

        “Indemnify” shall have the meaning ascribed to such term in Section 6.6(b).

        “Initial Escrow Amount” shall have the meaning ascribed to such term in Section 2.2(b).

        “Initial Purchase Price” shall have the meaning ascribed to such term in Section 2.2(a).

        “Intellectual Property” means all registered and unregistered trademarks, trade names, service marks; Internet domain names, trademark and service mark applications; registered and unregistered copyrights (including, without limitation, those in computer programs and software, including all source and object code); patents, patent applications, inventions, software, trade secrets, know-how, designs and processes; mask works; and any rights under any license to any of the foregoing whether or not subject to statutory registration or protection.

        “Interim Balance Sheet” shall have the meaning ascribed to such term in Section 3.3(a).

        “Interim Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.3(a).

        “Interim Period” shall have the meaning ascribed to such term in Article 5.

        “IPG Indemnification Cap” means an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00).

        “IPG Initial Payment” shall have the meaning ascribed to such term in Section 2.2(a).

        “IPG Trigger Amount” means $10,400,000.00.

        “IPG Units” shall have the meaning ascribed to such term in the Recitals.

        “Legal Requirements” means any requirement arising under any action, law, statute, ordinance, rule, regulation, proceeding, determination or direction of an arbitrator or Governmental Entity, including any environmental and safety requirement.

        “Lien” means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

        “Losses” means any and all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, penalties, charges, and amounts paid or incident to any of the foregoing or in investigation, defense or settlement of Actions relating to Losses (including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such person).

        “Material Adverse Effect” means any fact or facts which, individually or collectively, could reasonably be expected to materially adversely impact (i) the business, operations, properties, financial condition or results of operations, or prospects of the Business taken as a whole, (ii) the Transactions, or (iii) the ability of either of the Parent Shareholders, IPG or either of the SAI Entities to perform its obligations under this Agreement.

        “Merger” shall have the meaning ascribed to such term in the Recitals.

        “Merger Consideration” shall have the meaning ascribed to such term in Section 2.2(a).

        “Multiemployer Plan” shall have the meaning ascribed to such term in Section 3.13.

        “Net Working Capital” means Current Assets less Current Liabilities.

        “Non-Plan Options” shall have meaning ascribed to such term in the Recitals.

        “Non-Plan Option Agreements” shall have meaning ascribed to such term in the Recitals.

        “Non-Plan Option Holders” shall have meaning ascribed to such term in the Recitals.

        “Non-Voting Common Stock” means the non-voting common stock of Parent issuable upon exercise of the Options, the terms and conditions of which are set forth in the Certificate of Incorporation of Parent.

        “Objection Notice” shall have the meaning ascribed to such term in Section 2.4(b).

        “Objection Period” shall have the meaning ascribed to such term in Section 2.4(b).

        “Offers” shall have meaning ascribed to such term in the Recitals.

        “Operating Agreement” means the Amended and Restated Operating Agreement, dated as of the 28th day of June, 2000, by and among IPG Parent, IPG, Gupta and Evans.

        “Options” shall have the meaning ascribed to such term in the Recitals.

        “Option Agreements” shall have the meaning ascribed to such term in the Recitals.

      “Option Amount” means $1,237,547.00.

        “Option Holders” shall have the meaning ascribed to such term in the Recitals.

        “Option Plan” shall have the meaning ascribed to such term in the Recitals.

        “Parent Contribution to Bonus Pool” shall have the meaning ascribed to such term in Section 7.1(k).

        “Parent Shareholders Indemnification Cap” means an amount equal to the sum of (i) the Parent Shareholders Initial Payment plus or minus any Post Closing Adjustment as Proportionally applied with respect to the Parent Shareholders, plus (ii) the Option Amount.

        “Parent Shareholders Initial Payment” shall have the meaning ascribed to such term in Section 2.2(b).

        “Parent Stock” shall have the meaning ascribed to such term in the Recitals.

        “PBGC” means the U.S. Department of Labor, the Pension Benefit Guaranty Corporation.

        “Permit” means any permits, licenses, authorizations, consents or approvals granted or issued by an Governmental Entity.

        “Permitted Liens” means (i) any Lien for Taxes or other governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any mechanics’, carriers’, workers’, repairers’ or similar statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and which statutory Liens are not, individually or in the aggregate, material to the Business, (iii) with respect to real property, any minor imperfection of title, covenants, conditions, restrictions, easements and other matters of record affecting title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the use of such real property as it is currently used by the Company, (iv) with respect to real property, any zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property which are not violated by the current use and operation of the real property by the Company, and (v) with respect to assets leased by the Company, any Liens of record which do not materially affect the use by the Company of the asset which is leased.

        “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

        “Personal Property Lease” shall have the meaning ascribed to such term in Section 3.5(d).

        “Plan of Merger” shall have the meaning ascribed to such term in the Recitals.

        “Plan Options” shall have the meaning ascribed to such term in the Recitals.

        “Plan Option Agreements” shall have the meaning ascribed to such term in the Recitals.

        “Plan Option Holders” shall have the meaning ascribed to such term in the Recitals.

        “Post-Closing Adjustment Amount” shall have the meaning ascribed to such term in Section 2.4(g).

        “Previous Period Returns” shall have the meaning ascribed to such term in Section 6.6(a)(i).

        “Preferred Units” means voting convertible preferred units of ownership of SAI, the terms and conditions of which are set forth in the Operating Agreement.

        “Previous Tax Period” shall have the meaning ascribed to such term in Section 6.6(a)(i).

        “Pro Forma S&L Returns” shall have the meaning ascribed to such term in Section 6.6(a)(ii).

        “products” shall have the meaning ascribed to such term in Section 3.5.

        “Products Inc.” shall have the meaning ascribed to such term in the Recitals.

        “Projected Net Working Capital” means a good faith projection of the unaudited statement of Closing Net Working Capital as set forth in Exhibit 2.3(a).

        “Proportionally” shall mean, as to Sellers, in the proportions set forth on Schedule 2.2(b), and as to the Parent Shareholders, in the same proportion as their relative ownership of Parent Stock as set forth on Schedule 3.1C.

        “Purchase Price” means the aggregate of the Unit Consideration and the Merger Consideration.

        “Real Property” shall have the meaning ascribed to such term in Section 3.8(b).

        “Real Property Leases” shall have the meaning ascribed to such term in Section 3.8(b).

        “Release Date” means the first anniversary of the Closing Date.

        “Replenishment Escrow Amount” shall have the meaning ascribed to such term in Section 2.2(d).

        “Representative” (except when used in the term “Seller Representative”, which is separately defined herein) means a Party’s Affiliates (not including any Governmental Entity) and its officers, directors, principals, attorneys, agents and employees.

        “Required Consents” shall have the meaning ascribed to such term in Section 7.1(e).

        “Restricted Affiliate” means, with respect to a Restricted Party, any business, firm, entity or other Person (other than a Governmental Entity) with respect to which such restricted person, serves as an officer, director or partner or member, or is employed by, or serves as a consultant with or has any equity or equity-like interest in (other than an equity interest that is publicly traded and such ownership does not exceed 1% of the outstanding equity interest of such entity) or otherwise owns, manages, operates or controls, directly or indirectly.

        “Restricted Business” shall have the meaning ascribed to such term in Section 6.3(a).

        “Restricted Party” shall have the meaning ascribed to such term in Section 6.3(a).

        “Restricted Parties” shall have the meaning ascribed to such term in Section 6.3(a).

        “Restricted Period” shall have the meaning ascribed to such term in Section 6.3(a).

        “S&L Taxes” shall have the meaning ascribed to such term in Section 6.6(a)(ii).

        “Seller Representative” shall have the meaning ascribed to such term in Section 8.2(c).

        “Siebel Deadline Date” means the close of business on December 13, 2002.

        “Siebel Receivable” means those certain outstanding accounts receivable of SAI in the aggregate amount of $900,558.00 due to SAI from Siebel Systems, Inc.

        “Subscription Agreement” means the Subscription Agreement, dated as of the 28th day of June, 2000, by and among IPG Parent, IPG SAI Acquisition Corp. (now IPG), Parent, SAI, Gupta and Evans, as amended.

        “System” shall have the meaning ascribed to such term in Section 3.7A.

        “Tangible Company Properties” means the equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property of the Company.

        “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Taxes paid with respect to any composite or similar Tax Return), together with any interest or any penalty or addition to tax imposed by any Taxing Authority.

        “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

        “Tax Claim” shall have the meaning ascribed to such term in Section 6.6(f)(i).

        “Tax Indemnified Party” shall have the meaning ascribed to such term in Section 6.6(f)(i).

        “Tax Indemnifying Party” shall have the meaning ascribed to such term in Section 6.6(f)(i).

        “Tax Laws” means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

        “Tax Returns” means any return (including any composite or similar Tax Return), report, information return, schedule, certificate, statement, election (including, without limitation, any election to be treated as a Subchapter S corporation) or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

        “Transaction Documents” means, collectively, this Agreement and all other agreements, instruments, certificates and other documents relating to any of the Transactions and expressly contemplated by this Agreement, including without limitation the Plan of Merger and the Unanimous Consent to the Merger.

        “Transactions” shall have the meaning ascribed to such term in the Recitals.

        “Unanimous Consent to the Merger” means the unanimous written consent of the directors of the Parent and the Parent Shareholders, attached hereto as Exhibit C, approving and adopting the Plan of Merger.

        “Units” shall have the meaning ascribed to such term in the Recitals.

        “Unit Consideration” shall have the meaning ascribed to such term in Section 2.2(a).

        “Unit Purchase” shall have the meaning ascribed to such term in the Recitals.

        Accounting terms not defined in this Agreement shall have the meaning given to them under GAAP. Current Assets, Current Liabilities and Closing Net Working Capital shall be determined in accordance with GAAP, except as may be noted in the definition contained in this Agreement of such term. All accounting calculations, including, without limitation, the calculation of Current Assets, Current Liabilities and Closing Net Working Capital, shall be calculated on a consistent basis.

2.  THE TRANSACTIONS

       2.1   Unit Purchase and Merger.

              (a)        At the Closing, on the terms and subject to the conditions set forth in this Agreement, IPG agrees to sell to Buyer those IPG Units identified on Schedule 3.1B as being owned by IPG and Buyer agrees to purchase from IPG those IPG Units identified on Schedule 3.1B as being owned by IPG in exchange for the Unit Consideration.

              (b)        At the Closing, in accordance with the Plan of Merger, Parent will be merged with and into Buyer, the outstanding shares of Parent Stock shall automatically be converted into the right to receive the Merger Consideration, and the outstanding Options shall automatically entitle each Option Holder to receive .55706 shares of common stock of Dendrite, at an exercise price per share equal to the exercise price per share set forth in the Option Holder’s Option Agreement, divided by .55706, for each share of Non-Voting Common Stock they were entitled to received upon exercise of the Options prior to the effective time of the merger.

       2.2   Purchase Price; Indemnification Escrow.

              (a)        The Purchase Price shall be Sixteen Million Dollars ($16,000,000.00) (the “Initial Purchase Price”), increased (or decreased) dollar for dollar to the extent that Closing Net Working Capital is above (or below) Five Million Eight Hundred Thousand Dollars ($5,800,000.00) (the “Base Amount”). The Purchase Price shall be divided among the Sellers and attributed to the Option Amount, as set forth on Schedule 2.2(a), with that portion of the Purchase Price payable to IPG being the “Unit Consideration” and the remaining portion of the Purchase Price being the “Merger Consideration”. Notwithstanding the foregoing, as provided in the Plan of Merger, if any Options are exercised for Non-Voting Common Stock prior to the Closing, the Merger Consideration will not be increased but the Option Amount will be appropriately adjusted to reflect the fewer number of Options outstanding and the cash portion of the Merger Consideration will be divided pro rata among all shares of Common Stock and Non-Voting Common Stock outstanding as of the Closing. In such event, all provisions of this Agreement relating to payment of any portion of the Purchase Price to the Parent Shareholders shall mean payment of that portion of the Purchase Price to the holders of record of such Common Stock and Non-Voting Common Stock as of the Closing, pro rata among all such shares.

              (b)        At the Closing, Buyer shall pay the Estimated Purchase Price by (i) wire transferring Five Million Three Hundred Six Thousand One Hundred Sixty-Six Dollars ($5,306,166.00) to one or more accounts designated by IPG (the “IPG Initial Payment”), and (ii) delivering to Parent Shareholders a non-transferable, non-negotiable, demand promissory note in the form attached hereto as Exhibit X (the “Demand Note”) which when demanded and paid, shall be paid out by: (A) wire transferring Seven Million Six Hundred Sixteen Thousand Six Hundred Thirty-Four Dollars ($7,616,634.00) in immediately available funds to one or more accounts designated by the Parent Shareholders, and (B) wire transferring, at the direction of the Seller Representative, Two Million Dollars ($2,000,000.00) in immediately available funds to an escrow account (the “Initial Escrow Amount” and collectively with the payment under (A) above referred to as the “Parent Shareholders Initial Payment”); and (ii) in addition to the above, accounting for the Option Amount.

              (c)        The Escrow Fund shall be held by the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreement. The Escrow Agent’s fees shall be borne by Buyer. Subject to the terms and conditions of the Escrow Agreement, the Escrow Fund shall be used to satisfy the obligations, if any, of Sellers, to indemnify Buyer in accordance with Section 6.6(b), Section 8.2(a) and to provide security for the collection of the Siebel Receivable. On the first anniversary of the Closing Date (the “Release Date”), subject to the terms and conditions of the Escrow Agreement, the Escrow Agent shall pay Proportionally to the Parent Shareholders that portion of the Escrow Fund remaining on deposit with the Escrow Agent, less an amount equal to (i) any claim of Buyer asserted in writing for indemnification pursuant to Section 6.6 or Section 8 for which recourse may be had to the Escrow Fund, (ii) to the extent not yet paid as of the Release Date, any claim of Buyer for indemnification pursuant to Section 6.6(b) or Section 8.2(a) for which recourse may be had to the Escrow Fund and which has been finally determined in favor of Buyer, and (iii) any unpaid amount of the Siebel Receivable for which Buyer has not been paid as provided by Subsection (e) below, in the manner set forth herein and in the Escrow Agreement.

              (d)        In the event the Siebel Receivable is paid in full in cash to Buyer or any Affiliate of Buyer, Buyer shall promptly notify the Escrow Agent and the Seller Representative thereof. Upon notice from the Buyer, delivered in accordance with this Agreement and the Escrow Agreement, that the Siebel Receivable has been paid in full prior to the Release Date and prior to any payment to Buyer being made under the first sentence of Subsection 2.2(e) below, the Escrow Agent shall pay Proportionally to the Parent Shareholders out of the Escrow Fund remaining on deposit with the Escrow Agent an aggregate amount equal to the lesser of (A) Four Hundred Thousand Dollars ($400,000.00), or (B) the amount of the Escrow Fund remaining on deposit with the Escrow Agent minus an amount equal to (i) any claim of Buyer asserted in writing for indemnification pursuant to Section 6.6 or Section 8 for which recourse may be had to the Escrow Fund and (ii) to the extent not yet paid as of the Release Date, any claim of Buyer for indemnification pursuant to Section 6.6 or Section 8 for which recourse may be had to the Escrow Fund and which has been finally determined in favor of Buyer.

              (e)        In the event that the Siebel Receivable has not been paid in full prior to the close of business on the Siebel Deadline Date, then Buyer may make a claim to the Escrow Agent for the amount of the Siebel Receivable remaining unpaid as of the Siebel Deadline Date and the Escrow Agent shall forthwith pay to Buyer the amount of such claim out of the Escrow Fund. If subsequent to such payment by the Escrow Agent to Buyer pursuant to Section 8.2(a)(v), all or part of the Siebel Receivable is paid to Buyer, then notwithstanding the provision of Section 8.2(a)(v), Buyer shall wire transfer (i) first, to the escrow account, that portion of such payment received against the Siebel Receivable as is necessary to bring the amount on deposit in the Escrow Fund up to One Million Six Hundred Thousand Dollars ($1,600,000.00); and (ii) the excess, if any (the “Conditionally Available Excess”) as provided in the next sentence. If the aggregate claims made under Section 6 and Section 8 are equal to or less than One Million Six Hundred Thousand Dollars ($1,600,000.00) as of the date of payment of the Siebel Receivable or any portion thereof, the Conditionally Available Excess shall be paid Proportionally to Parent Shareholders, and if the aggregate claims made under Section 6 and Section 8 are greater than One Million Six Hundred Thousand Dollars ($1,600,000.00), it shall be paid as follows:

                   (x)      first, to the Escrow Fund until the amount in the Escrow Fund is equal to the aggregate claims made under Section 6 and Section 8; and

                   (y)      second, the remainder, if any, after the payment under (x) above, Proportionally to Parent Shareholders.

The amounts paid into the Escrow Fund under this Subsection (e) shall be referred to as (the “Replenishment Escrow Amount”).

              (f)        For purposes of allocating the Purchase Price and all other consideration paid or deemed to be paid by Buyer in the Transactions, the fair market value of each of the assets of the Company, other than goodwill of SAI, shall be deemed to equal to the basis of such assets as determined as of the Closing Date for federal income tax purpose, and the fair market value of such goodwill shall be deemed to equal the balance of the Purchase Price and such other consideration.

       2.3   Calculation of Estimated Purchase Price.

              (a)        At least two (2) days prior to the Closing, Seller Representative and Buyer shall jointly prepare and attach hereto as Exhibit 2.3(a) a good faith projection of the unaudited statement of Closing Net Working Capital (the “Projected Net Working Capital”).

              (b)        The Estimated Purchase Price shall mean and be calculated as of the Closing Date by (x) increasing or (y) decreasing the Initial Purchase Price (in each case, only for the purpose of determining the Estimated Purchase Price) dollar for dollar by the amount (if any) by which the Projected Net Working Capital (x) is greater than the Base Amount, or (y) less than the Base Amount, respectively.

       2.4   Post-Closing Adjustment.

              (a)        Following the Closing, Buyer shall prepare or cause to be prepared, in accordance with GAAP, an unaudited statement (the “Closing Date Statement of Net Working Capital”) of Closing Net Working Capital. Buyer shall cause a copy of the Closing Date Statement of Net Working Capital to be delivered to the Seller Representative and IPG as soon as practicable following the Closing, but not later than 30 days after being provided by the Seller Representative with a balance sheet of the Company as of close of business on the day prior to the Closing Date. Parent Shareholders shall cooperate with and reasonably assist Buyer, and shall make available to Buyer the books, records, personnel and properties of Parent (if not in Buyer’s possession) that Buyer reasonably requires in order to prepare and deliver the Closing Date Statement of Net Working Capital. For purposes of the Closing Date Statement of Net Working Capital, Buyer shall treat the adjustment for current portion of mandatorily redeemable convertible preferred units as shown on the Projected Net Working Capital in the same manner as such adjustment is shown on the Projected Net Working Capital.

              (b)        The Seller Representative shall have 30 days following delivery of the Closing Date Statement of Net Working Capital (the “Objection Period”) to provide written notice to Buyer (the “Objection Notice”) of any good faith objection to any portion of the Closing Date Statement of Net Working Capital relating to the calculation of the Closing Net Working Capital, which objection shall be set forth with reasonable detail in such Objection Notice; provided, however, notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that if the disputed portions of the Closing Date Statement of Net Working Capital shall be less than Twenty Thousand Dollars ($20,000.00) in aggregate, then (A) no such Objection Notice shall be delivered to Buyer and (B) the Closing Date Statement of Net Working Capital as prepared by Buyer shall be deemed final and undisputed. During the Objection Period, the Seller Representative and its accountants will be permitted to examine the work papers and all back-up materials and memoranda used or generated in connection with the preparation of the Closing Date Statement of Net Working Capital and such other documents as the Seller Representative may reasonably request in connection with its review of the Closing Date Statement of Net Working Capital, and shall be provided access during normal business hours to the personnel of the Company for the purpose of reviewing and ascertaining the accuracy of the Closing Date Statement of Net Working Capital. Unless the Seller Representative delivers an Objection Notice before the expiration of the Objection Period, the Closing Date Statement of Net Working Capital (and the Closing Net Working Capital reflected thereon or calculated therefrom) shall be deemed to have been accepted and approved by Sellers and shall thereafter be final and binding upon Sellers for purposes of any post-closing adjustment set forth in this Section 2.4 (and any amounts to be paid pursuant to Section 2.4(g) shall thereupon be paid). In addition, to the extent any portion of the Closing Date Statement of Net Working Capital or of the calculation of the Closing Net Working Capital shall not be expressly objected to in the Objection Notice, such matters shall be deemed to have been accepted and approved by Sellers and shall be final and binding upon Sellers for purposes hereof (and any amounts to be paid pursuant to Section 2.4(g) shall thereupon be paid). If the Seller Representative timely delivers an Objection Notice before the expiration of the Objection Period, then those aspects of the Closing Date Statement of Net Working Capital objected to in the Objection Notice shall not thereafter be final and binding until resolved in accordance with this Section 2.4.

              (c)        Following receipt of any Objection Notice, Buyer and the Seller Representative shall discuss in good faith the applicable objections set forth therein for a period of not to exceed 20 days thereafter and shall, during such period, attempt to resolve the matter or matters in dispute by mutual written agreement. If Buyer and the Seller Representative reach such an agreement, such agreement shall be confirmed in writing and shall revise the Closing Date Statement of Net Working Capital to reflect such agreement, which agreement (and Closing Date Statement of Net Working Capital, as so revised, including the Closing Net Working Capital reflected thereon or calculated therefrom) shall thereafter be final and binding upon Sellers and Buyer for purposes of any post-closing adjustment set forth in this Section 2.4 (and any amounts to be paid pursuant to Section 2.4(g) shall thereupon be paid).

              (d)        If Buyer and the Seller Representative are unable to reach a mutual agreement in whole or in part in accordance with Section 2.4(c) during the 20 day period referred to therein, then Buyer and the Seller Representative shall jointly select an accounting firm of national standing (the “Accounting Firm”), which shall resolve those matters still in dispute with respect to the Closing Date Statement of Net Working Capital and the Closing Net Working Capital reflected thereon or calculated therefrom. If Buyer and the Seller Representative fail to agree on an Accounting Firm within five (5) business days after the expiration of the 20 day period, either party may request the American Arbitration Association to appoint such an Accounting Firm, and such appointment shall be conclusive and binding upon the parties. The Accounting Firm shall make a final and binding resolution of the disputes or disagreements between Buyer and the Seller Representative. The Accounting Firm shall be instructed that, in making its final and binding resolution, it must select either the final position of Buyer in its entirety or the final position of the Seller Representative in its entirety. No appeal from such determination shall be permitted. The costs and expenses for the services of the Accounting Firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Subject to the foregoing sentence, all fees and expenses of Sellers or the Seller Representative relating to matters described in this Section 2.4 shall be borne Proportionally by Sellers, and all fees and expenses of Buyer relating to matters described in this Section 2.4 shall be borne by Buyer. Sellers and Buyer agree to fully cooperate with each other and with the Accounting Firm to resolve any dispute.

              (e)        Notwithstanding any other provision of this Agreement, including, without limitation, any provision stating that remedies shall be cumulative and not exclusive, this Section 2.4 provides the sole and exclusive method for resolving any and all disputes that may arise between or among the Parties with respect to the determination of Closing Net Working Capital, absent fraud. As among the Parties, each Party hereby irrevocably waives, relinquishes and surrenders on its own behalf and on behalf of its Affiliates (not including any Governmental Entity) and its Representatives all rights to, and agrees that it will not attempt, and shall cause its Affiliates (not including any Governmental Entity) and Representatives not to attempt, to, resolve any such dispute or disputes related to the determination of the Closing Date Statement of Net Working Capital in any manner other than as set forth in this Section 2.4, including without limitation through litigation, absent fraud. Absent fraud, each Party further agrees on its own behalf and on behalf of its Affiliates (not including any Governmental Entity) and Representatives that if one or more of them should initiate any attempt to resolve any such dispute or disputes related to the determination of the Closing Date Statement of Net Working Capital in any manner other than the sole and exclusive manner set forth in this Section 2.4, such initiators shall pay and reimburse all fees, costs and expenses incurred by any other Party as a result of, in connection with or related to such attempt or attempts. Nothing in this Section 2.4(e) shall be deemed, however, to limit in any way a Party’s ability to recover for any breach of a representation or warranty made by the other Party to it in or pursuant to this Agreement or any right of indemnification to which a Party is entitled under Article 8.

              (f)        The Purchase Price shall be calculated based upon the final calculation of the Closing Net Working Capital as determined in this Section 2.4 and shall be calculated at the time the Closing Date Statement of Net Working Capital (and the Closing Net Working Capital reflected thereon or calculated therefrom) becomes final and binding on the Parties pursuant to this Section 2.4. If the Closing Net Working Capital as reflected on or calculated from such final and binding Closing Date Statement of Net Working Capital: (i) is greater than or equal to the Base Amount, then the Purchase Price shall be equal to (A) the Initial Purchase Price plus (B) the amount, if any, by which the Closing Net Working Capital exceeds the Base Amount; or (ii) is less than the Base Amount, then the Purchase Price shall be equal to (A) the Initial Purchase Price minus (B) the amount by which the Base Amount exceeds the Closing Net Working Capital.

              (g)        If the Purchase Price as so calculated (i) is greater than the Estimated Purchase Price, Buyer shall pay Proportionally to Sellers the amount by which the Purchase Price exceeds the Estimated Purchase Price, or (ii) is less than the Estimated Purchase Price, Sellers shall pay Proportionally (subject to Section 2.4(h) below) to Buyer the amount by which the Estimated Purchase Price exceeds the Purchase Price (the amount of either such adjustment, a “Post-Closing Adjustment Amount”). Any Post-Closing Adjustment Amount payable by a Party pursuant to this Section 2.4(g) shall be paid promptly by the Party required to pay such Post-Closing Adjustment Amount, but in no event later than ten (10) business days following the determination of such Post-Closing Adjustment Amount. Payment by a Party of any Post-Closing Adjustment Amount shall be made in immediately available funds via wire transfer to an account designated by the Party entitled to receive such payment in writing. Any Post-Closing Adjustment Amount payable under this Section 2.4(g) shall be made without interest, except that if the payment is made later than the date provided for above in this Section 2.4(g), then such Post-Closing Adjustment Amount shall be paid with interest thereon from and including the Closing Date, but excluding the date of payment, calculated at the prime rate of interest as published by The Wall Street Journal on the first business day after the final determination of the Purchase Price, plus 2%.

              (h)        If the Closing Net Working Capital is less than $5,446,228, then IPG and the Parent Shareholders shall pay Proportionally to Buyer only that portion of the Post Closing Adjustment Amount attributable to the difference between the Base Amount and $5,446,228 and the Parent Shareholders (but not IPG) shall pay Proportionally to Buyer the remainder of the Post Closing Adjustment Amount. If the Closing Net Working Capital is equal or greater than $5,446,228, but less than the Base Amount, then IPG and the Parent Shareholders shall pay Proportionally to Buyer the full Post Closing Adjustment Amount. If the Closing Net Working Capital is greater than the Base Amount, then Buyer shall pay Proportionally to IPG and the Parent Shareholders the full Post Closing Adjustment Amount.

       2.5   Closing Costs and Transfer Fees. Each Party shall be responsible to pay all transfer Taxes, stock transfer Taxes, and any other Taxes, fees or other charges imposed under applicable law, rules or regulations on such Party by reason of the Transactions (and any deficiency, interest or penalty asserted with respect thereto) if any.

       2.6   Closing Date, Time and Place. The closing of the Transactions, including, without limitation, the transfer and delivery of all documents and instruments necessary to consummate the Transactions (the “Closing”) shall be held at the offices of Buyer’s counsel, or at such other location as the parties may agree, on September 19, 2002, or as soon as practicable, but in any event within five business days after the satisfaction by each Party (or waiver by the other Parties) of such Party’s obligations and covenants hereunder and of each of the conditions specified in Article 7 (the “Closing Date”). The Closing may be held in such other place or on such other date or at such other time as shall be mutually agreed by the Parties. The Closing shall not be deemed to have occurred until all actions necessary to complete all Transactions have occurred or been waived in writing.

3.  REPRESENTATIONS AND WARRANTIES OF SELLERS

        The Parent Shareholders, Parent and SAI hereby jointly and severally make to Buyer the representations and warranties set forth in Section 3.1 through 3.22, inclusive. IPG hereby makes to Buyer the representations and warranties set forth in Section 3.23 through 3.26, inclusive. It is understood that any references to the Company, Parent or SAI in this Article 3 or elsewhere in this Agreement includes the predecessors to such entity or entities, unless the context clearly requires otherwise.

       3.1   Organization and Capitalization.

              (a)        Each of the SAI Entities is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each of the SAI Entities has the requisite power and authority to carry on its Business as now conducted. Schedule 3.1A identifies those jurisdictions in which Parent or SAI is qualified to do business as a foreign corporation or limited liability company, as the case may be, and Parent or SAI, as the case may be, is in good standing in each such jurisdiction. There are no other jurisdictions where the failure of either of the SAI Entities to be so qualified or in good standing would, reasonably be expected to, have a Material Adverse Effect.

              (b)        All of the outstanding membership interest of SAI is owned by Parent and IPG in the amounts and percentages set forth on Schedule 3.1B, all of the outstanding equity interests of Parent are owned by the Parent Shareholders in the amounts and percentages as set forth on Schedule 3.1C, , and except as set forth on Schedule 3.1D, there are no outstanding options, warrants or other agreements to purchase any securities of SAI or Parent. Neither SAI Entity owns or holds any right to acquire any capital stock or any other security, interests or investment in any other Person, other than investments which constitute cash or cash equivalents.

       3.2   Authorization; Binding Effect; No Conflict.

              (a)        This Agreement has been duly executed and delivered by each of the SAI Entities, the Plan of Merger and the Unanimous Consent to the Merger each has been duly executed and delivered by each SAI Entity that is a party thereto, and each of the SAI Entities has the requisite power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party, to consummate the Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and all other Transaction Documents have been duly authorized by each of the SAI Entities. This Agreement and the Plan of Merger each constitute, and all other Transaction Documents to be executed and delivered by any of the SAI Entities upon the execution and delivery thereof, will constitute, the legal, valid and binding obligations of each SAI Entity that is a party thereto, enforceable against such SAI Entity in accordance with their respective terms. Neither the execution and delivery of this Agreement or any other Transaction Documents, nor the consummation of the Transactions, will currently, or after notice or lapse of time or both, (i) result in a violation of, or conflict with, any of the terms, conditions or provisions of the certificate of incorporation or bylaws or certificate of formation, or operating agreement, or any equivalent documents of any of the SAI Entities or any of their Affiliates (not including any Governmental Entity), or (ii) result in a violation by any of the SAI Entities or any of their Affiliates of any Legal Requirement applicable to it, other than any violation which could not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation by any of the SAI Entities or any of their Affiliates (not including any Governmental Entity) of any judgment, order or decree of any court or quasi-judicial tribunal applicable to it. Parent hereby waives as of the Closing its rights under Sections 10.2 and 10.3 of the Operating Agreement, and the Operating Agreement shall terminate and be of no further force or effect on and after the Closing.

              (b)        This Agreement and the Unanimous Consent to the Merger each has been duly executed and delivered by each Parent Shareholder and each Parent Shareholder has the requisite legal capacity to execute and deliver this Agreement and the other Transaction Documents to which he is a party, to consummate the Transactions and the other transactions contemplated by this Agreement and the Transaction Documents to which he is a party and to perform his obligations under this Agreement and the Transaction Documents to which it is a party. This Agreement and the Unanimous Consent to the Merger constitute, and all other Transaction Documents to be executed and delivered by any of the Parent Shareholders upon the execution and delivery thereof, will constitute, the legal, valid and binding obligations of each Parent Shareholder that is a party thereto, enforceable against him in accordance with their respective terms.

       3.3   Financial Statements.

              (a)        Attached to this Agreement as Schedule 3.3(a) are the following financial statements of the Company (the “Financial Statements”): (i) the audited consolidated balance sheet (the “Audited Balance Sheet”) as of December 31, 2001 (the “Audited Balance Sheet Date”) and the audited consolidated balance sheet as of December 31, 2000, (ii) the audited consolidated statements of operations for each of the years in the three-year period ended December 31, 2001, (iii) the audited consolidated statements of shareholders’ equity for each of those three years, (iv)  the audited consolidated statements of cash flows for each of those three years, (v) the consolidated balance sheet (the “Interim Balance Sheet”) as of August 31, 2002 (the “Interim Balance Sheet Date”), (vi) the unaudited consolidated statements of operations for the partial year ended on the Interim Balance Sheet. Except as described on Schedule 3.3(a), the Financial Statements (i) were prepared in the ordinary course of business from the regular financial books and records of the Company in accordance with GAAP consistently followed throughout the periods indicated, (ii) accurately reflect in all material respects the transactions, assets, liabilities, earnings and other results of operations of the Company as included therein, and (iii) are complete and correct in all material respects.

              (b)        There is no indebtedness or other liability or obligation (whether accrued, absolute, contingent, by guarantee, indemnity or otherwise) which under GAAP is required to be included in the Financial Statements, except those (i) disclosed in the Financial Statements, (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date, or (iii) described in Schedule 3.3(b).

       3.4   Title to Assets.

              (a)        Other than Intellectual Property (as to which the representations related to title are found in Section 3.7), either SAI or Parent has good title to, or a valid leasehold interest in, all assets shown on the Interim Balance Sheet, free and clear of any Lien, other than Permitted Liens, other Liens disclosed in the Financial Statements or notes thereto, or Liens set forth on Schedule 3.4.

              (b)        Except as otherwise set forth on Schedule 3.4, all of the Tangible Company Properties are in good operating condition and repair, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices and as are reserved for in the Financial Statements, and no category of the Tangible Company Properties is currently in need of replacement or upgrading. Neither the execution and delivery of this Agreement nor the carrying out of any of the Transactions, will result in the creation of any Lien (other than a Permitted Lien) on any Company Asset.

       3.5   Company Contracts. Schedule 3.5 lists each Company Contract of the type described in paragraphs (a) through (i) below and each of which Company Contract is material to the Business (as used in this Section 3.5 and elsewhere in this Agreement, the term “products” includes computer software (including both source code and object code) and the term “assets” includes both tangible and intangible assets, unless the context clearly requires otherwise):

              (a)        licensing agreements for the license of trademarks or service marks to be used in connection with the design, development, manufacture or sale of products or services;

              (b)        contracts or purchase orders to license, sell, maintain, or service products or provide consulting or other services to and for any customer involving $25,000 or more annually;

              (c)        contracts currently in effect and not fully performed for the purchase or sale of any assets or property relating to or used or held for use in connection with the conduct of the Business for consideration in excess of $25,000;

              (d)        contracts for the lease or sublease as lessee, lessor, sublessee or sublessor of personal property used or held for use in the Business requiring payments in excess of $25,000 annually (a “Personal Property Lease”);

              (e)        any contracts currently in effect with any director, officer or employee of either SAI or Parent and any contracts with provisions which would be put into effect and which would otherwise, by their plain meaning, affect the contract as a result of the death, disability or termination of employment or relationship of any director, officer or employee of SAI or Parent;

              (f)        contracts or agreements containing currently in effect non-competition covenants limiting the ability of either SAI or Parent to operate the Business or to sell, transfer or otherwise dispose of any assets or property relating to or used or held for use in connection with the Business or which would so limit the ability of SAI or Parent after the Closing Date, or contracts or agreements containing any currently in effect exclusive or non-terminable licensing provisions with respect to any Intellectual Property used in the Business;

              (g)        partnership, joint venture, teaming, consortium, or other similar contracts, arrangements or agreements relating to the Business having provisions that are currently in effect;

              (h)        development contracts relating to the Business having provisions that are currently in effect or pursuant to which any current product of the Company was, in whole or in part, designed or developed; or

              (i)        agency, dealer, franchise or similar agreements relating to the Business having provisions that are currently in effect.

        Except as set forth on Schedule 3.5:  (i)     all of the Company Contracts required to be listed on Schedule 3.5 are valid, binding and in full force and effect, and the Company has not been notified in writing by any party of such party’s intention or desire to terminate any such Company Contract or modify it in any material respect;

                     (ii)     the Company has not violated or breached in any material respect, or declared or committed any default under, any Company Contract; (iii) to the Company’s Knowledge, no other Person has violated, or breached in any material respect, or declared, or committed any default under, any Company Contract and no event has occurred, and no circumstance or condition exists to the Company’s Knowledge, or will, as a result of the execution and delivery of this Agreement or the carrying out of any of the Transactions, exist, that will (A) result in a material breach of any of the provisions of any such Company Contract, (B) give any Person the right to declare (whether with or without notice or lapse of time or both) a default under any such Company Contract, (C) accelerate or give any Person the right to accelerate the maturity or performance of any such Company Contract, or (D) give any Person the right to cancel or terminate such Company Contract or otherwise prevent the Company or Buyer from continuing to enjoy the rights and benefits of any Company Contract in all material respects; (iv) the Company has not received any outstanding written notice claiming any actual breach of, or default under, any Company Contract; and (v) the Company has not waived any material right under any Company Contract.

       3.6   Receivables.

              (a)        Schedule 3.6 accurately lists the amount and age of the accounts receivable of the Business as of the Interim Balance Sheet Date (all (other than the Siebel Receivable) subject to the amount of reserves therefor included in the Interim Balance Sheet). Each account receivable reflected on the Interim Balance Sheet and each account receivable arising since the date thereof was generated in the ordinary course of business and reflected a bona fide obligation for the payment of goods or services provided by the Business (subject to the reserves therefor).

              (b)        The Siebel Receivable is not subject to or included in any reserve and shall be paid in full by the Siebel Deadline Date.

       3.7   Proprietary Rights.

              (a)        Schedule. Schedule 3.7(a) contains a complete list or brief summary of all of SAI’s and Parent’s Intellectual Property rights that relate to or are used or held for use by the Company in connection with the conduct of the Business (the “Company Intellectual Property”) and a correct identification of the relative ownership rights of SAI and Parent in the assets identified on Schedule 3.7(a). Schedule 3.7(a) also contains a complete list of all licenses and other rights granted by the Company to any third party, and all licenses, and other material rights granted by any third party to the Company, with respect to any Intellectual Property.

               (b)        Ownership; Claims. Except as set forth on Schedule 3.7(b), SAI or Parent or both (i) owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license as indicated on Schedule 3.7(a)) all Intellectual Property described on Schedule 3.7(a), including, without limitation, the right to market, sell, license and grant others the right to use, market, sell and license the Company Intellectual Property, without any violation, infringement or misappropriation of the Intellectual Property rights of others. SAI and Parent have each taken all appropriate actions to maintain and protect in a commercially reasonable manner its interests and rights in all the Company Intellectual Property. Except as set forth on Schedule 3.7(b):

                         (i)        there are no outstanding claims which have been made in writing against either of the SAI Entities, or, to the Company’s Knowledge, against any customer of either SAI Entity, asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property or that the Company Intellectual Property in any manner infringes, violates or arises or results from the misappropriation of the Intellectual Property or other proprietary rights of any other Person,

                         (ii)        the Company has not received any outstanding written notice of any infringement or misappropriation by, or conflict with, any Person with respect to any of the Company Intellectual Property (including any demand or request that the Company license rights from any Person or cease licensing or servicing any of its products),

                         (iii)     the conduct of the Business, including without limitation, the license to and use by customers of the Company Intellectual Property subject to and in accordance with Company Contracts, and the use of the Company Intellectual Property by the Company has not infringed, misappropriated, or violated, and does not infringe, misappropriate or violate, any Intellectual Property or other proprietary right of any other Person, and

                         (iv)     the Company Intellectual Property has not, to the Company's Knowledge, been infringed, misappropriated or violated by any other Person.

               (c)        Except as set forth on Schedule 3.7(c), neither of the SAI Entities has entered into any agreement to indemnify any other person against any charge of infringement, violation or misappropriation of any Intellectual Property. Except as set forth on Schedule 3.7(c), there are no royalties, fees or other payments payable by either of the SAI Entities to any person by reason of the ownership, use, sale, license or other disposition of any Intellectual Property.

              (d)        Except as set forth on Schedule 3.7(d), neither of the SAI Entities is or will be as a result of the execution and delivery of this Agreement or the closing of the Transaction or other performance of the obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or any third party Intellectual Property.

              (e)        Except as set forth on Schedule 3.7(e), neither SAI Entity has been served with process, or is aware that any person is intending to serve process on either SAI Entity or any customer of either SAI Entity, in any suit, action or proceeding which involves a claim of infringement, violation or misappropriation of any Intellectual Property of any third party. Neither SAI Entity has brought any action, suit or proceeding for infringement, violation or misappropriation of any Intellectual Property or breach of any license or agreement involving any Company Intellectual Property against any third party.

              (f)        Except as set forth in Schedule 3.7(f), all officers, employees and consultants of each of the SAI Entities and each of their predecessors have executed and delivered to such entity an agreement regarding the protection of proprietary information and the assignment to the such entity of any Intellectual Property arising from services performed for the such entity by such persons.

              (g)        No former officer, employee or consultant of either of the SAI Entities or of any of their predecessors has or could have any right, title, interest or other claim in, to or under any of the Company Intellectual Property.

              (h)        Each of the SAI Entities has, to the extent it deemed necessary and appropriate, obtained or entered into written agreements with third parties in connection with the disclosure to, or use or appropriation by, third parties, of any Company Intellectual Property that is not otherwise protected by a patent, a patent application, registered copyright or trademark, or other registration or legal scheme; and there is no situation where it would reasonably be deemed necessary and appropriate to obtain or enter into such a written agreement, where such a written agreement was not obtained

              (i)        Except as set forth on Schedule 3.7(i), there are no outstanding options, licenses or agreements of any kind relating to any of the Company Intellectual Property, nor is either of the SAI Entities bound by or a party to any options, licenses or agreements of any kind, including without limitation obligations to pay any royalties or other payments with respect to the Intellectual Property Rights of any other Person.

              (j)        It is not necessary to use in the Business any inventions of any employees of either of the SAI Entities (or people either currently intends to hire) made prior to his or her employment by either of the SAI Entities.

              (k)        To the Company’s Knowledge, no employee or consultant of either SAI Entity material to the conduct of the Business as presently conducted is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would materially interfere with the use of his or her best efforts to carry out his or her duties for the SAI Entities or to promote the interests of the SAI Entities or that would materially conflict with the SAI Entities’ business as currently conducted or as proposed to be conducted. At no time during the conception of or reduction of any of the Company Intellectual Property to practice was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could reasonably be expected to have a Material Adverse Effect.

       3.7A   Internal Computer System. The computer systems used by the Company in its normal business operations, including its hardware and software (the “System”), are operational in all material respects and function in all material respects in accordance with the needs of the Company. The Company is not in breach of any software license agreements for the System and all material licenses relating to the System are currently in full force and effect, and there are no defaults by either the Company, with respect to any material license for the System, or, to the Company’s Knowledge, by either the owner or licensor with respect to any material license for the System. All licenses for the System are assignable to Buyer without the consent of the licensor, or, if any consent is required, shall be acquired. Except as set forth on Schedule 3.7A(1), (i) all of the software used by the Company in its internal business operations is “off the shelf” software for which the Company has obtained a standard license applicable to the use thereof by the Company, and (ii) except as set forth on Schedule 3.7A(2), the Company has not agreed with any licensor of such software to any restriction on assignability other than restrictions contained in the standard terms of such standard licenses.

        3.8   Real Property.

               (a)        No Owned Real Property. The Company does not own any real property.

               (b)        Leased Real Property. Schedule 3.8 lists and describes briefly all real property leased or subleased to the Company (the “Real Property”). The Company has delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 3.8 and all modifications thereof (collectively, the “Real Property Leases”). Except as set forth on Schedule 3.8, with respect to the Real Property and each of the Real Property Leases:

(i) each Real Property Lease is, to the Company’s Knowledge, legal, valid, binding, enforceable, and in full force and effect;

               (ii)        to the Company’s Knowledge, no party to any Real Property Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration of any Real Property Lease;

(iii) to the Company’s Knowledge, no party to any Real Property Lease has repudiated any material provision thereof;

               (iv)        there are no disputes, oral agreements, or forbearance programs in effect as to any Real Property Lease which would have a Material Adverse Effect on the Company’s continued use of the premises covered by such Real Property Lease;

(v) SAI has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any leasehold or subleasehold created pursuant to any Real Property Lease; and

(vi) no Real Property Lease has been materially modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to Buyer.

               (c)        With respect to the Real Property, the portions of the buildings located on the Real Property that are used in the Business are in the aggregate sufficient to satisfy the Company’s current business activities as conducted thereon and except as set forth on Schedule 3.8(c), to the Company’s Knowledge, there is no latent material defect in the structural elements, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility systems servicing such real property and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement. The Company has not received written notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Real Property or any access thereto, (b) any special assessment or pending improvement Liens to be made by any Governmental Entity which may affect the Company’s use of any of the Real Property to conduct the Business, or (c) any violations by the Company of building codes and/or zoning ordinances or other governmental regulations with respect to the Real Property which have not been previously complied with.

       3.9   Absence of Certain Events. Except as set forth on Schedule 3.9, since the Audited Balance Sheet Date, (i) the Company has conducted the Business only in the ordinary and usual course and in substantially the same manner as previously conducted; (ii) there has not been any event, circumstance or condition that has had, or could reasonably be expected to have, a Material Adverse Effect; and (iii) the Company has not taken any action or failed to take any action which would have violated any of the covenants of Section 5.2 if such covenants had been given as of such date.

        3.10   Customers and Suppliers. Schedule 3.10 accurately lists all customers of and suppliers to the Business to whom sales or from whom purchases have been made at any time during 2001 in excess of Twenty Five Thousand Dollars ($25,000.00), together with aggregate sales to each such customer and aggregate purchases by each such supplier during 2001. The Company has not received written notice from any customer or supplier material to the Business threatening or otherwise providing any notice of its intention to cease or materially alter their business with the Company. Except as set forth on Schedule 3.10, none of Sellers, nor any limited liability company manager, director or officer of any of them, has any direct or indirect interest in any competitor, supplier, customer, lessee, lessor with whom the Company does business other than a 1% or less interest in a publicly traded corporation.

       3.11   Employees.

               (a)        Schedule 3.11(a) sets forth the name, position, hire date and current annual compensation of all current employees of the Company. Except as set forth on Schedule 3.11(b), all such employees are employees at will and the Company does not have any written employment agreement, stay bonus agreements or non-compete agreements with any of its employees. Except as set forth on Schedule 3.11(c), the execution and performance of this Agreement and consummation of the Transactions hereunder will not entitle any employee of the Company to a severance, change-in control or similar payment. The Company’s standard form of employment agreement is attached hereto as Exhibit 3.11(a). The Company has delivered to Buyer all employment agreements having provisions that vary in any material respect from the form of Exhibit 3.11(a). Except as set forth on Schedule 3.11(d): (i) no employee of the Company has given written notice of intent to terminate employment if the Transactions are completed, (ii) there have been no actual or, to the Company’s Knowledge, threatened labor disputes or work stoppages within the last three years, and none are expected, and (iii) no employee of the Company is represented by a union and no union organizing activities have taken or, to the Company’s Knowledge, are taking place.

               (b)        To the Company’s Knowledge, no significant current or former employee of the Company is in material breach of any term of any employment contract, patent or other proprietary information disclosure or non-competition agreement or any other contract or agreement relating to the right of such employee to be employed by the Company and because of the nature of the business conducted by the Company.

       3.12   Taxes.      Except as set forth on Schedule 3.12:

               (a)        All Tax Returns required to have been filed prior to the date hereof by or with respect to any SAI Entity have been duly and timely filed (including any extensions). Each such Tax Return correctly and completely in all respects reflects the Tax liability and all other information required to be reported thereon. Each such Tax Return has been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and payable prior to the date hereof by each of the SAI Entities, whether or not shown on any Tax Return, have been paid as of the date hereof.

               (b)        There are no pending actions, tax audits or Tax examinations by any Taxing Authority in connection with assessing additional Taxes against or in respect of either of the SAI Entities for any past period. The Company has not received any written notice from and no information has been requested in writing by any Taxing Authority with respect to any dispute or claim concerning any Tax liability of either of the SAI Entities and, to the Company’s Knowledge, no such dispute or claim has been threatened, claimed or raised by any Taxing Authority . There are no unresolved disputes or claims concerning any Tax liability of either of the SAI Entities. To the Company’s Knowledge there are no other requests for information by any Taxing Authority concerning any potential Tax liability of either of the SAI Entities

               (c)        There are no Liens for Taxes upon the assets and properties of any SAI Entity. There are no Liens for Taxes on any of the capital stock of Parent or the membership interests of SAI.

               (d)        Other than with respect to Taxes incurred as a result of the Closing of the Transactions, Taxes that either of the SAI Entities were or are required by law to withhold, collect or pay prior to the date hereof have been duly withheld or collected and, to the extent required, paid to the appropriate Taxing Authority. The amount of any liability for either of the SAI Entities’ unpaid Taxes for all periods ending on or prior to the Closing Date will not exceed the amount of any current liability accruals for such Taxes (excluding reserves for deferred Taxes) on the books and records of the SAI Entities as such accruals are reflected on the Financial Statements.

               (e)        Neither of the SAI Entities has received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes that is now in effect.

               (f)        Neither of the SAI Entities has agreed to make or is required to make adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (g)        Neither of the SAI Entities has made any payments nor is obligated to make any payments, nor is a party to any contract, agreement or arrangement covering any current or former employee or consultant of either of the SAI Entities that under any circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Code or the Treasury Regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Code.

               (h)        There are no outstanding waivers of limitations in respect of Taxes of either of the SAI Entities.

               (i)        Neither of the SAI Entities has filed any consent agreement under Section 341(f) of the Code concerning collapsible corporations.

               (j)        Neither of the SAI Entities has received any written notice from any Taxing Authority with respect to any claim that has ever been made by any Taxing Authority in a jurisdiction where either of the SAI Entities does not file Tax Returns that either of the SAI Entities is or may be subject to Taxes in that jurisdiction. To the Company’s Knowledge there are no other requests for information by any Taxing Authority in any jurisdiction where either of the SAI Entities does not file Tax Returns.

               (k)        Neither of the SAI Entities are involved in, subject to, or a party to, any joint venture, partnership, contract, agreement, or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.

               (l)        Neither of the SAI Entities are a party to any Tax sharing, Tax indemnity, or Tax allocation agreement, and are not liable for any Tax liability of any other Person.

               (m)        Neither SAI, nor its Unit holders have filed an affirmative election with any Taxing Authority on Form 8832 to have SAI classified as an association taxable as a corporation for federal tax purposes.

               (n)        No property of either SAI Entity is “tax exempt use property” within the meaning of Section 168(h) of the Code.

               (o)        SAI Holdings, Inc. was a valid S Corporation, as defined in the Code, for federal income tax purposes from and after January 1, 1997 (resulting from the election made on January 24, 1997). Effective February 24, 2000, upon the merger of SAI Holdings, Inc. into Parent, and for all periods up to and including the date hereof, Parent, as the successor entity, continued as a valid S Corporation for federal income tax purposes. Except for the federal election, neither SAI Holdings, Inc. nor Parent, its successor, has affirmatively elected S Corporation status for any state or other jurisdiction in which it conducts its business and therefore files as a C Corporation in those jurisdictions which require an affirmative election (e.g., New York State, New York City, New Jersey and Pennsylvania) to be taxed as an S Corporation.

       3.13   Employee Benefit Plans.

               (a)        Set forth on Schedule 3.13(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, restricted stock, phantom stock, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation, retention or benefit plan, agreement, policy, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) are maintained or contributed to by the Company or any ERISA Affiliate or have been maintained or contributed to in the last three (3) years by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate have or may have any liability, and (ii) provide benefits, or describe policies or procedures applicable to any current or former director, officer, employee or service provider of the Company, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Neither the Company nor any ERISA Affiliate is or was during the preceding six (6) years obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”). Neither the Company nor any ERISA Affiliate maintains or during the preceding six (6) years maintained any Defined Benefit Plan or any plan otherwise subject to Title IV of ERISA. Schedule 3.13(a) identifies as such any Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Also set forth on Schedule 3.13(a) is a complete and correct list of all ERISA Affiliates.

               (b)        The Company has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS or any other Governmental Entity that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Entity with respect to the Employee Plans during the current year and each of the three (3) preceding years; (v) all securities registration statements filed with respect to any Employee Plan; (vi) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; and (vii) all summary plan descriptions, summaries of material modifications and memoranda, prospectuses employee handbooks and other written communications regarding the Employee Plans. Neither the Company, nor any ERISA Affiliate of the Company has a collective bargaining agreement with any labor union. The Company has not filed any registration statements under the Securities Act of 1933, as amended, with respect to any Employee Benefit Plan.

               (c)        Except set forth on Schedule 3.13(c), full payment has been made or accrued of all amounts that are required under the terms of each Employee Plan to be paid or accrued as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. The Company has paid in full or accrued all insurance premiums required to have been paid or accrued, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

               (d)        The Company has complied, and currently complies, in all respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and (2) any applicable state statutes mandating health care or other welfare benefit continuation coverage for employees and/or their dependents.

               (e)        The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither the Company nor, to the Company’s Knowledge, any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Entity and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given, except where the failure to timely file or give notice would not be reasonably expected to have a Material Adverse Effect.

               (f)        Except as set forth on Schedule 3.13(f), each Employee Plan that is intended to be qualified under Section 401(a) of the Code either (i) has received or applied for a favorable determination letter from the IRS covering the laws referred to as “GUST” (through and including the Community Renewal Tax Reduction Act of 2000), or (ii) with respect to any Employee Plan that is a standardized prototype plan, has received a favorable opinion letter from the IRS covering GUST, and to the Company’s Knowledge there are no circumstances that will or could result in revocation of any such favorable determination letter or opinion letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Company’s Knowledge there are no circumstances that will or could result in a revocation of such exemption. Each “employee welfare benefit plan” as defined in Section 3(1) of ERISA (an “Employee Welfare Benefit Plan”) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

               (g)        There is no pending proceeding or any proceeding threatened in writing relating to any Employee Plan, nor is there any basis for such proceeding. Neither the Company nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, would be reasonably expected to subject the Company to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

               (h)        The Company has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as set forth on Schedule 3.13(h).

               (i)        Except as required by Legal Requirements and as set forth on Schedule 3.13(i), the consummation of the Transactions (or the agreement to enter into the Transactions) will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation and other benefits due to any director, employee, officer, former employee or former officer of the Company. There are no contracts or arrangements providing for payments that could subject the Company to liability for Tax under Section 4999 of the Code.

               (j)        Except for the continuation coverage requirements of COBRA, the Company does not have any obligations or potential liability for compensation (or other benefits) to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

               (k)        Except as set forth on Schedule 3.13(k), none of the Transactions (or the agreement to enter into the Transactions) will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). Except as set forth on Schedule 3.13(k), no written or oral representations have been made to any employee or former employee of the Company concerning the employee benefits of Buyer.

               (l)        Set forth on Schedule 3.1D is a list of all individuals who hold unexpired Options (vested and unvested), and the terms of such Options (including grant date, size of original grant, redeemed Options, Options currently outstanding, exercise price, vesting status and vesting period). Except as set forth in Schedule 3.1D, all Options were granted under the First Amended SAI Holdings, Inc. Long-Term Incentive Stock Option Plan. No Options were exercised prior to the date of this Agreement. Except for the Options associated with Offers that have been received and accepted by the Company, and except as set forth on Schedule 3.1D, all Options (to the extent they are outstanding as of the date of this Agreement) qualify as incentive stock options under Section 422 of the Code, and have so qualified at all times in all respects since the date on which they were granted.

       3.14   Compliance With Laws. Except as set forth on Schedule 3.14: (i) the Company is in compliance in all material respects with all applicable laws, rules, regulations and ordinances applicable to the Business or the existence, ownership or use of any of the Company Assets, (ii) the Company has not violated, and is not in default in any material respect with respect to, any judgment, order, injunction, settlement agreement or decree of, or any Permit, license or other authority from, any court, agency or instrumentality.

       3.15   Litigation. Except as set forth on Schedule 3.15, there are no suits, arbitrations, or legal, administrative or other proceedings or audits, inquiries or investigations pending or, to the Company’s Knowledge, threatened against or directly affecting the Parent Shareholders, either of the SAI Entities, the Business or the Company Assets, nor is either of the SAI Entities or either of the Parent Shareholders subject to any judgment, order, injunction or decree material to the Business. No suit, action or other proceeding is pending or, to the Company’s Knowledge, threatened before any Governmental Entity seeking to restrain or prohibit either of the Parent Shareholders or either of the SAI Entities from entering into or consummating this Agreement, or to prohibit the Closing, or seeking damages against either of the Parent Shareholders or either of the SAI Entities or their properties as a result of the consummation of this Agreement.

       3.16   Environmental Matters.

               (a)        Except as otherwise set forth on Schedule 3.16(a), the Company has all Permits required under any Environmental Laws necessary for it to own, operate, use and/or maintain its properties and to conduct its business and operations as presently conducted. Except as otherwise set forth on Schedule 3.16(a), all such Permits are in effect, and to the Company’s Knowledge, no proceeding is pending or threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and the Company has received no written notice that any administrative or governmental actions have been taken or, to the Company’s Knowledge, been threatened in connection with the expiration or renewal of such Permits which would reasonably be expected to result in a Material Adverse Effect. Except as otherwise set forth on Schedule 3.16(a), the Company has received no written notice that any violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than violations that could not reasonably be expected to result in a Material Adverse Effect.

               (b)        Except as set forth on Schedule 3.16(b), there are no Environmental Claims asserted or, to the Company’s Knowledge, threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise used by the Company. The Company has not caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which would reasonably be expected to form the basis for a valid Environmental Claim against the Company that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.16(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

               (c)        Except as set forth on Schedule 3.16(c), the Company has complied with and is currently in compliance in all material respects with all applicable environmental laws, statutes, regulations, orders, Permits or other legal requirements (“Environmental Laws”), including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

       3.17   Product Liability. Other than as set forth on Schedule 3.17, there has been no claim, recall or demand, or to the Company’s Knowledge, investigation or other indication received by either of the SAI Entities concerning alleged defective or potentially defective products or services (other than in the ordinary course of business and other than customer dissatisfaction returns and complaints in the normal course of business). There is no material defect in the product quality, design, engineering or safety of any product developed, manufactured, distributed, licensed or sold by either of the SAI Entities. All products licensed or sold by either of the SAI entities have complied in all material respects with all applicable governmental, and other mandatory requirements.

       3.18   Affiliate Transactions. All loans, sales, purchases and other transactions in excess of $25,000, between either of the SAI Entities and any Affiliate (not including any Governmental Entity) of the Company which have occurred since January 1, 2001 or are currently in effect are set forth on Schedule 3.18.

       3.19   Insurance. All of the properties, assets and operations of the SAI Entities are insured for the benefit of the SAI Entities and will be so insured through the Closing Date. All insurance policies carried by the SAI Entities are listed and described on Schedule 3.19. Neither SAI Entity has received written notice of any pending or threatened termination or non-renewal with respect to any insurance policy listed or required to be listed on Schedule 3.19, and neither SAI Entity is in default with respect to any obligation pursuant to any such insurance policy that would entitle any carrier to limit, restrict, modify, deny or terminate any coverage. Other than described on Schedule 3.19, there are no pending claims against such insurance by either of the SAI Entities as to which insurers are defending under reservation of rights or have denied liability.

       3.20   Brokers. Except as set forth on Schedule 3.20, no finder, broker, agent or other intermediary has worked for or on behalf of either of the Parent Shareholders or either of the SAI Entities in connection with the negotiation or consummation of any of the Transactions, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof.

       3.21   Consents. Except as otherwise set forth on Schedule 3.21, neither the execution and delivery of this Agreement nor the carrying out of any of the Transactions will:

               (a)        violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Permit binding upon or applicable to either of the SAI Entities; or

               (b)        require the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or other Person.

       3.22   [INTENTIONALLY LEFT BLANK]

        3.23   IPG Organization and Capitalization. IPG is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. IPG owns the membership interest of SAI shown as owned by it on Schedule 3.1B and, except as set forth on Schedule 3.1D, IPG does not know of any outstanding options, warrants or other agreements to purchase any securities of SAI.

       3.24   IPG Authorization; Binding Effect; No Conflict. This Agreement has been duly executed and delivered by IPG and IPG has all requisite power and legal capacity to execute and deliver this Agreement and all other Transaction Documents to which it is a party, to consummate the Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and all other Transaction Documents by IPG have been duly authorized by IPG. This Agreement constitutes, and all other Transaction Documents to be executed and delivered by IPG upon the execution and delivery thereof, will constitute, the legal, valid and binding obligations of IPG, enforceable against it in accordance with their respective terms. Neither the execution and delivery of this Agreement or any other Transaction Documents, nor the consummation of the Transactions, will currently, or after notice or lapse of time or both, (i) result in a violation of the Certificate of Incorporation or Bylaws or equivalent documents of IPG, or (ii) result in a violation by IPG of any law, statute, ordinance or regulation applicable to it, or (iii) result in a violation by IPG of any judgment, order or decree of any court or quasi-judicial tribunal applicable to it. IPG hereby waives its rights under Sections 10.2 and 10.3 of the Operating Agreement as of the Closing, and the Operating Agreement shall terminate and be of no further force or effect on and after the Closing. As of the Closing, IPG hereby waives its rights under Section 3.4 of the Subscription Agreement as to SAI Entities, their successors and assigns.

       3.25   IPG Litigation. Except as set forth on Schedule 3.15, IPG knows of no suits, arbitrations, or legal, administrative or other proceedings or audits, inquiries or investigations pending or threatened against or directly affecting SAI, the Business or the Company Assets, or any judgment, order, injunction or decree to which SAI is subject and which is material to the Business. No suit, action or other proceeding is pending or, to the knowledge of IPG, threatened before any Governmental Entity seeking to restrain IPG from entering into or consummating this Agreement, or seeking to prohibit IPG’s entry into this Agreement or prohibit IPG from consummating the Transactions.

       3.26   IPG Brokers. Except as set forth on Schedule 3.26, no finder, broker, agent or other intermediary has worked for or on behalf of IPG in connection with the negotiation or consummation of any of the Transactions, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof.

4.  REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to each of Sellers:

       4.1   Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey.

       4.2   Authorization; Binding Effect; No Conflict. This Agreement and the Plan of Merger each has been duly executed and delivered by Buyer and Buyer has all requisite power and legal capacity to execute and deliver this Agreement and all other Transaction Documents to which it is a party, to consummate the Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and other the Transaction Documents to which it is a party. The execution and delivery of this Agreement and all other Transaction Documents to which it is a party have been duly authorized by Buyer. This Agreement and the Plan of Merger constitute, and all other Transaction Documents to be executed and delivered by Buyer will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement or any other Transaction Documents, nor the consummation of the Transactions, will currently, or after notice or lapse of time or both, (i) result in a violation of the certificate of formation or operating agreement of Buyer, or (ii) result in a violation by Buyer, of any law, statute, ordinance or regulation applicable to it, other than any violation which would not have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement, or (iii) result in a violation by Buyer of any judgment, order or decree of any court or quasi-judicial tribunal applicable to it, other than any violation which would not have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement.

       4.3.   Litigation. No suit, action or other proceeding is pending or, to the knowledge of Buyer, threatened before any Governmental Entity seeking to restrain Buyer from entering into or consummating this Agreement, or seeking to prohibit Buyer’s entry into this Agreement or prohibit Buyer from consummating the Transactions.

       4.4   Governmental Consents. Except as otherwise set forth on Schedule 4.4, neither the execution and delivery of this Agreement nor the carrying out of any of the Transactions will require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or other Person.

       4.5   Brokers. Except as set forth on Schedule 4.5, no finder, broker, agent or other intermediary has worked for or on behalf of Buyer in connection with the negotiation or consummation of any of the Transactions, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof.

5.  COVENANTS REGARDING INTERIM PERIOD

       During the period from the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Section 9.6 (the “Interim Period”) :

       5.1   Access. The Company shall afford to Buyer and Buyer’s Representatives reasonable access during normal business hours to all assets, senior management personnel, facilities, properties, accounts, books, records, information, contracts and documents of or relating to the Business, and shall furnish to them all information concerning the Business as they may reasonably request. Any access or investigation shall be on reasonable prior notice and shall be carried out in a manner designed to minimize disruption of the Business.

       5.2   Conduct of the Business. Unless Buyer agrees otherwise in writing, or as otherwise expressly contemplated or permitted by this Agreement or required by any of the documents listed in any Schedule to this Agreement, the Company shall:

               (a)        conduct the Business in the ordinary and usual course and in substantially the same manner as previously conducted,

               (b)        maintain the Company Assets in good operating condition and repair, subject to ordinary wear and tear, and continue normal maintenance,

               (c)        not make any contract or commitment for, or incur, capital expenditures such that the total capital expenditures of the Business from January 1, 2002 through the Closing Date would exceed the aggregated budgeted amount for such period, as set forth on Schedule 5.2(c),

               (d)        not sell, lease, assign, grant an exclusive or non-terminable license, transfer, mortgage, encumber, alienate or dispose of any Company Assets,

               (e)        not lend or agree to lend any funds outside the ordinary course of business consistent with past practice,

               (f)        not increase salaries or wages, declare bonuses, increase benefits, or institute any new benefit plan or program, except as specifically set forth on Schedule 5.2(f),

               (g)        comply in all material respects with all laws applicable to the Business,

               (h)        not amend or in any way modify in a material respect any material Company Contract identified or required to be identified on Schedule 3.5,

               (i)        not enter into any contract in the ordinary course of business which obligates it to pay a sum greater than Twenty Thousand Dollars ($20,000.00) in any one instance or Sixty Thousand Dollars ($60,000.00) in the aggregate to any one Person, or obligates it for a period extending beyond the first anniversary of the date of this Agreement (except for purchases from suppliers in the ordinary course of business which are consistent with past practice),

               (j)        not introduce any material change with respect to the operation of the Business, including any method, principle or practice of accounting,

               (k)        not merge into or with or consolidate with, any other Person or acquire the business or assets of any Person, and

               (l)        not declare or pay any dividends or make any distributions to any shareholder or member, except to the extent in an amount equal to the federal and state income tax liability of the Sellers attributed solely to the income allocated to such Sellers from Parent or SAI for the period from January 1, 2002 to the Closing or for any prior period.

               (m)        promptly notify Buyer of any event or condition which would reasonably be expected to cause any condition precedent in Article 7 hereof not to be fulfilled.

       5.3   Notices of Certain Events.The Company shall promptly notify Buyer of:

               (a)        any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

               (b)        any notice or communication from any Governmental Entity in connection with the Transactions;

               (c)        any actions, suits, claims, investigations or proceedings commenced or, to the Company’s Knowledge, threatened against (i) the Business or (ii) the consummation of the Transactions;

               (d)        any damage or destruction by fire or other casualty of any material Company Asset, or in the event that any material Company Asset or part thereof becomes the subject of any proceeding or, to the Company’s Knowledge, threatened proceeding for the purpose of taking all or any part thereof or right relating thereto by condemnation, eminent domain or other similar governmental action;

               (e)        any notice from a customer whose purchases from the Business exceeded One Hundred Thousand Dollars ($100,000.00) during either of 2001 or 2000, stating such customer’s intention to terminate or substantially curtail, or amend in a material respect which would be adverse to the Company, its relationship with the Company;

               (f)        any notice from a Person from whom the Business purchased in excess of One Hundred Thousand Dollars ($100,000.00) during either of 2001 or 2000, stating such Person’s intention to terminate or substantially curtail its relationship with the Company; and

               (g)        the occurrence of any event that causes any of the representations and warranties of any of the SAI Entities in this Agreement to be or become untrue or inaccurate in any material respect.

       5.4   Preservation of Business and Relationships. The Company shall use commercially reasonable efforts to preserve its business organizations intact, to keep available to Buyer the present officers and employees engaged in the Business and to preserve the Business’ present relationship with suppliers, customers and others having business relationships with them.

       5.5   No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company and Sellers shall not, and each of them shall cause its stockholders, unitholders, members, officers, directors, employees, Affiliates (other than any Governmental Entity) and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. The Company and each of Sellers shall promptly advise Buyer of the terms of any offer, proposal or indication of interest that it or he receives or of which he or it otherwise becomes aware.

       5.6   Consents to Transactions. If any of the Transactions would constitute a breach or default of, or give rise to a right of termination or cancellation under, or in any way materially adversely affect the rights of the Company under, a Company Contract, Real Property Lease or Personal Property Lease specifically identified on Schedule 5.6, unless the consent of a party to such Company Contract, Real Property Lease or Personal Property Lease has been obtained, then prior to the Closing, Buyer shall use commercially reasonable efforts to obtain the consents of such other party to the extent that Buyer determines that such consent is necessary or desirable in connection with the Transactions. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain (or assist Buyer in obtaining) any such consents to the extent that Buyer has specifically requested such effort.

       5.7   Actions to Effect the Transactions. The Company, Sellers and Buyer shall each use commercially reasonable efforts to approve or cause to be approved, and effect or cause to be effected, the Transactions, including without limitation (i) taking commercially reasonable actions necessary or appropriate to satisfy all conditions precedent and to enable the delivery at Closing of the agreements and documents contemplated by Article 7 (other than action involving the payment of funds which it or he is not otherwise obligated to make), and (ii) executing and filing such documents and certificates as may be necessary or reasonably appropriate in order to consummate the Transactions.

       5.8   Employee Information. The Company shall provide Buyer with completed I-9 forms and attachments with respect to all employees of the Business as are subject to such requirement.

6.  POST CLOSING COVENANTS

       6.1   Consents. If obtaining any consents, transfers of any Permits or other actions by the Company is necessary or desirable in Buyer’s reasonable opinion to facilitate any objective as respects the Business or its future operations after Closing, the Parent Shareholders and Buyer shall each use all commercially reasonable efforts to obtain any such consents, transfers of any Permits or other actions, provided such actions shall not require the payment of more than a de minimus amount of money or other expenditure of funds by the Parent Shareholders.

       6.2   [INTENTIONALLY LEFT BLANK ]

       6.3   Noncompetition.

               (a)        Subject to the provisions of Section 6.3(b), as a part of the inducement to Buyer to enter into this Agreement, each of Gupta and Evans (each, a “Restricted Party” and together the “Restricted Parties”) hereby agrees that for a period of three (3) years from and after the Closing Date (the “Restricted Period”), the Restricted Party shall not, without the prior written consent of Buyer, directly or indirectly, serve as an officer, director, or partner or member of, or be employed by or serve as a consultant with, or have an equity or equity-like interest in (other than an equity interest that is publicly traded and such ownership does not exceed 1% of the outstanding equity interest of such entity), or otherwise own, manage, operate or control, directly or indirectly, any business, firm, entity or other Person which is engaged anywhere in the world in the design, development, sale, license, use by or for customers, and consulting, service, maintenance and support with respect to software for the support of entities in the pharmaceutical industry at the Closing Date (collectively, the “Restricted Business”).

               (b)        During the Restricted Period, the Restricted Party shall not, directly or indirectly, and shall cause each Restricted Affiliate with respect to which the Restricted Party has Control not to, and as to all other Restricted Affiliates shall not, directly or indirectly, assist such Restricted Affiliate to (i) induce or attempt to induce any employee of the Business on the Closing Date to leave the employ of the Business, or in any way adversely interfere with the employment relationship between any such employee and the Business, (ii) hire directly or through a Restricted Affiliate any Person who was an employee of the Business on the Closing Date (except, in the case of clauses (i) and (ii) of this Section 6.3(b), any former employee that has not been employed by the Company, Dendrite or an Affiliate of Dendrite or Buyer for a period of six (6) consecutive months).

               (c)        During the Restricted Period, the Restricted Party agrees that such Restricted Party shall not, directly or indirectly, and shall cause each of the Restricted Affiliates with respect to which the Restricted Party has Control, not to, and as to all other Restricted Affiliates shall not, directly or indirectly, assist such Restricted Affiliate to induce or attempt to induce any customer or supplier of the Business on the Closing Date to cease doing business with the Business, or in any way interfere with the relationship between any such customer or supplier and the Business.

               (d)        Each Restricted Party agrees not to disclose any Confidential Information to any Person or use any Confidential Information in any manner which would be in violation of the individual’s obligations arising from an employment agreement between the individual and Buyer or any Affiliate (not including any Governmental Entity) of Buyer.

               (e)        Each Restricted Party acknowledges that any breach of the provisions of this Section 6.3 by any Restricted Party will result in irreparable injury to Buyer and the Business (following the consummation of the transactions contemplated hereby), and that Buyer’s remedies at law would be inadequate and insufficient. Accordingly, in the event of any such breach of any of the provisions of this Section 6.3, Buyer shall be entitled to preliminary and/or permanent injunctive relief, in addition to all such other legal and equitable remedies as may be available to Buyer therefor. In the event any of the provisions of this Section 6.3 are determined by a court of competent jurisdiction to be contrary to any applicable law, or for any reason to be unenforceable or invalid as written, the parties acknowledge that such court, if permitted by applicable law, shall modify any of such provisions so as to permit enforcement thereof as so modified. If a Restricted Party violates any of such Restricted Party’s obligations under this Section 6.3, then the time period hereunder shall be extended with respect to that Restricted Party by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

               (f)        Each of Gupta and Evans acknowledges and agrees that: (i) the provisions of this Section 6.3 are separate, apart and independent from any employment agreements between such individuals and Dendrite (or any Affiliate (not including any Governmental Entity) of Dendrite), including, without limitation, the Employment Agreements, and (ii) the provisions of this Section 6.3 are and shall at all times be enforceable regardless of any breach, cancellation or termination by any party, for any reason or no reason, or the expiration of any such employment agreement, and (iii) such employment agreements do not and shall not serve as any consideration for the obligations of such individuals under this Section 6.3.

       6.4   Access to Records. Following the Closing, Buyer will afford Sellers, their respective counsel and accountants, and each of Sellers will afford Buyer, its counsel and accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its or his possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Entity, (iv) the determination or enforcement of the rights and obligations of any indemnified party hereunder, or (v) in connection with any actual or threatened Action. Further, each Party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

       6.5   Customer and Other Business Relationships. After the Closing, each of Sellers will cooperate with Buyer in reasonable respects that do not involve the expenditure of their funds, in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Company existing prior to the Closing, including relationships with lessors, employees, licensors, customers, suppliers and others. Each of Sellers will refer to Buyer all inquiries relating to such business. Each of Sellers shall not, directly or through any of his or its officers, employees, agents or stockholders or Affiliates (not including any Governmental Entity), intentionally take any action that he or it knows, or reasonably expects, would either diminish in any material respect the value of the Business after the Closing or interfere in any material respect with the Business to be engaged in after the Closing, including disparaging the name or business of SAI, Parent or Buyer.

6.6 Tax Matters. (a) Tax Periods Ending on or before the Closing Date.

               (i)        Buyer and Sellers agree that for Tax purposes the books and records of each of the SAI Entities shall be closed on the Closing Date. For any taxable period of either of the SAI Entities that ends on or before the Closing Date (the “Previous Tax Period”), the Parent Shareholders shall, at their sole cost and expense, timely prepare and timely file with the appropriate Taxing Authority all Tax Returns, reports and forms required to be filed by or on behalf of the SAI Entities (the “Previous Period Returns”). Except as expressly set forth below, the Parent Shareholders shall be responsible for the payment of all Taxes for such Previous Tax Periods to the extent not paid or provided for in the Financial Statements. The Parent Shareholders shall furnish to Dendrite for its consent, which consent shall not be unreasonably withheld, copies of each Previous Period Return prior to filing. If Dendrite does not object within ten (10) business days of receipt of such Previous Period Returns, Dendrite shall be deemed to consent to such Previous Period Returns and the Parent Shareholders shall file same with the appropriate Taxing Authority. The Parent Shareholders agree to file, or cause to be filed, all Tax Returns, reports and forms for any Previous Tax Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date. The Parent Shareholders shall, to the extent required by applicable law, include any income, gain, loss, deduction or other Tax items for such Previous Tax Periods on their individual income tax returns in a manner consistent with the Schedule K-1‘s for such Previous Tax Periods.

               (ii)        Notwithstanding anything to the contrary set forth in Section 6.6(a)(i), Dendrite shall, at its sole cost and expense, prepare the portion of all Tax Returns to be filed by the Company with the Taxing Authorities of any state or local jurisdiction for the Previous Tax Period which ends on the Closing Date on a pro forma basis (the “Pro Forma S&L Returns”) which reports the tax consequences of the Closing of the Transactions and the Taxes due, if any, to such Taxing Authorities which relate to the Transactions (the “S&L Taxes”). Dendrite shall furnish to the Parent Shareholders for their consent, which consent shall not be unreasonably withheld, a copy of the Pro Forma S&L Returns not less than sixty (60) days prior to filing of the Previous Period Returns which will report the Tax consequences of the Transactions. If the Parent Shareholders do not object within ten (10) business days of receipt of a Pro Forma S&L Returns, the Parent Shareholders shall be deemed to consent to such Pro Forma S&L Returns and the Parent Shareholders shall cause the Previous Period Returns that they are required to file pursuant to Section 6.6(a)(i) to reflect the Tax consequences of the Transactions in the manner set forth in the Pro Forma S&L Returns. Dendrite shall be responsible for the payment of all S&L Taxes.

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               (iii)        Neither Dendrite nor the Parent Shareholders shall cause the statute of limitations to be extended with respect to any Previous Period Returns of the Company without the express written consent of the other party.

               (b)        Tax Indemnification by the Parent Shareholders. To the extent not accrued for on the Financial Statements, the Parent Shareholders shall indemnify each of the SAI Entities, Dendrite and Buyer and hold them harmless from and against (“Indemnify”) any Loss or other damage including, but not limited to, all reasonable out of pocket costs and expenses (including reasonable attorney fees) incurred by any of them in connection with any Tax Claim (“Damages”) incurred in connection with, arising out of, resulting from or incident or attributable to (i) all Taxes (or the non-payment thereof) of each of the SAI Entities for all Previous Tax Periods, provided, however, that notwithstanding the foregoing, the Parent Shareholders shall not be required to Indemnify any of the SAI Entities, Dendrite or Buyer for any Tax or Damages arising out of or attributable to any extraordinary action taken or caused to be taken by Buyer on the Closing Date or any S&L Taxes; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Parent is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations §1.1502-6 or any analogous or similar state, local, or foreign law or regulations; (iii) any and all Taxes of any Person (other than an SAI Entity) imposed on either of the SAI Entities as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date; (iv) the investigation, attempt to avoid, defense or settlement of any Action related to any of the foregoing; and (v) successfully enforcing the indemnity under this Section 6.6(b).

               (c)        Tax Indemnification by the Buyer. The Buyer shall Indemnify the Parent Shareholders for any Taxes or Damages arising out of or attributable to (i) any Tax of either of the SAI Entities for any Tax Period that begins on or after the Closing Date; (ii) any S&L Taxes; (iii) any income or similar Taxes owed to any state or local jurisdiction (other than New Jersey) which are imposed on or relate to the Transactions; and (iv) any extraordinary action taken or caused to be taken by Buyer on the Closing Date.

               (d)        Cooperation. Each of Sellers, Parent, SAI and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Previous Period Returns.

               (e)        Refunds and Credits. Any refunds or credits of Taxes of Parent or SAI for any Previous Tax Period shall be for the account of the Parent Shareholders. Any refunds or credits of Parent or SAI for any taxable period beginning after the Closing Date shall be for the account of Buyer. Buyer shall, if the Parent Shareholders so request and at the Parent Shareholders’ expense, file for and obtain any refunds or credits, or cause Parent or SAI, as the case may be, to file for and obtain any refunds or credits, to which the Parent Shareholders are entitled. Buyer shall permit the Parent Shareholders to control the prosecution of any such refund claim, provided that the Parent Shareholders bear the costs of prosecuting such refund claims and that the Parent Shareholders do not take any position in such refund claims that would have the effect of shifting income to a period for which Buyer is responsible for Taxes of Parent or SAI.

(f) Procedures Relating to Indemnification of Tax Claims.

               (i)        Notwithstanding any other provision in this Agreement, this Section 6.6(f) shall govern any and all indemnification related to, arising from or in connection with Taxes of Parent and SAI. If one party is responsible for the payment of Taxes under this Agreement (the “Tax Indemnifying Party”), and the other party (the “Tax Indemnified Party”) receives written notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim and shall provide the Tax Indemnifying Party such information as the Tax Indemnifying Party may reasonably request. If notice of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow such party effectively to contest such Tax Claim, or in reasonable detail to apprise such party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Representatives) to the extent that the Tax Indemnifying Party’s position is actually prejudiced as a result thereof.

               (ii)        With respect to any Tax Claim, the Tax Indemnifying Party shall, at its expense, assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forego any and all administrative proceedings with any Taxing Authority with respect thereto, and may either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner.

               (iii)         The Tax Indemnified Party and each of its respective Affiliates shall cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation shall include the retention and (upon the Tax Indemnifying Party’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available, upon reasonable prior request during normal business hours, to provide additional information or explanation of any material provided hereunder, or to testify at proceedings relating to such Tax Claim. The Tax Indemnifying Party shall bear all out-of-pocket costs of such contest.

               (iv)        Except as otherwise previously agreed in writing, none of the Tax Indemnified Party, Parent or SAI or any of their respective officers, directors, employees, stockholders, agents or Representatives shall settle or otherwise compromise any Tax Claim.

               (g)        Procedures Relating to Other Tax Assessments.

               (i)        Notwithstanding any other provision in this Agreement, if an SAI Entity, or a successor thereof, receives written notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim which could result in either Parent Shareholder being required to pay additional Taxes (an “Assessment”), the Buyer shall cause such SAI Entity, or successor thereof, to promptly notify the Parent Shareholders in writing of such Assessment and shall provide the Parent Shareholders such information as the Parent Shareholders may reasonably request.

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               (ii)        With respect to any Assessment, the Parent Shareholders shall, at their expense, assume and control all proceedings taken in connection with such Assessment (including selection of counsel) and, without limiting the foregoing, may pursue or forego any and all administrative proceedings with any Taxing Authority with respect thereto, and may either pay the Tax claimed and sue for a refund or contest the Assessment in any permissible manner.

               (iii)        The Buyer shall cause such SAI Entity, or successor thereof, to cooperate with the Parent Shareholders in contesting any Assessment, which cooperation shall include the retention and (upon the Parent Shareholders’ request) the provision to the Parent Shareholders of records and information which are reasonably relevant to such Assessment, and making employees available, upon reasonable prior request during normal business hours, to provide additional information or explanation of any material provided hereunder, or to testify at proceedings relating to such Assessment.

(iv) The Parent Shareholders may settle or otherwise compromise any Assessment as they mutually agree.

               (h)        Tax Related Adjustments. Buyer and the Parent Shareholders agree that any indemnity payment made under this Agreement will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price paid by Buyer unless required by applicable Tax Law to treat such payment as other than an adjustment to the Purchase Price.

              (i)        Dendrite Guarantee. Buyer is a limited liability company wholly-owned by Dendrite and Dendrite hereby irrevocably and unconditionally guarantees to Sellers and their successors the full and prompt payment in cash, when and as due, of all amounts due from Buyer under this Section 6.6, whether now existing or hereafter arising. This guarantee is an absolute and unconditional guarantee of full payment and not of collection and is in no way conditional upon any requirement that Sellers first attempt to collect or seek payment from Buyer, or upon any other contingency. Dendrite agrees that it is not necessary for Parent Shareholders, in order to enforce this guarantee, to institute suit or exhaust its legal remedies against Buyer; but the sole condition precedent to enforcement of the obligations of Dendrite hereunder is that Buyer does not timely perform its payment obligations in accordance with the terms of this Section 6.6. Dendrite hereby waives (a) notice of acceptance of this guarantee; (b) notice of any change in the terms of this Agreement or any agreement relating to the obligations guaranteed; (c) presentment and demand for payment of any indebtedness to Buyer; (d) protest and notice of dishonor or default to Buyer which Buyer might otherwise be entitled under a guarantee; and (e) all defenses based on suretyship or impairment of collateral or any other similar defense.

       6.7   Copyright and Trademark Registration and Assignments. As of the Closing, Buyer shall become responsible for the Intellectual Property assigned, sold or transferred hereunder, including but not limited to copyright registrations and recordations of copyrighted work, trademark and service mark applications and Internet domain names. Parent Shareholders shall cooperate with Buyer and will sign all documents reasonably necessary to transfer ownership and record such transfer of Company Intellectual Property to Buyer and to register such documents with the appropriate Governmental Entity.

       6.8   Severance. Buyer shall make or shall cause the Company after the Closing to make the severance payments set forth on Schedule 6.8.

       6.9   Parent Bonus Pool. The Company shall prior to the Closing have accrued and funded Two Hundred Thousand Dollars ($200,000) (the “Parent Bonus Pool Contribution”) into the Bonus Pool to be paid to the employees of the Company under the Company’s bonus plan. Buyer shall (i) make a contribution to the Bonus Pool of One Hundred Thousand Dollars ($100,000) subject to the achievement of the goals set forth below, and (ii) pay the Bonus Pool in January 2003 in the allocations and to the employees of the Company (other than the Parent Shareholders) as designated by the Parent Shareholders. With respect to the Buyer’s contribution to the Bonus Pool under (i) above, the goal to be achieved is: the Company shall have met or exceeded the revenue goal of the Company’s 2002 plan of $22.4 million.

       6.10   Employee Benefit Plans. Buyer agrees to cause the Company to initially retain the Company’s benefit plans as in effect on the Closing Date as disclosed to Buyer by the Company prior to the Closing; provided, however, that nothing in this Agreement shall restrict the Buyer or the Company from, or restrict Buyer from causing the Company to, change or terminate any of the Company’s benefit plans after the Closing Date. No employee of the Company shall, in any manner, be a third party beneficiary of this Section 6.10 or have any right to rely upon or enforce the provisions of this Section 6.10.

       6.12   Parent Shareholder Guarantees. After the Closing, Buyer will use commercially reasonable efforts to cause (or assist the Parent Shareholders in causing) the Parent Shareholders to be released from the personal guarantees listed on Schedule 6.12. If the Parent Shareholders are not released from any such personal guarantee, the Buyer will indemnify and hold harmless the Parent Shareholders from and against any and all Losses incurred by the Parent Shareholders under or with respect to such unreleased guarantee in connection with, arising out of, or resulting from any act or omission after the Closing.

       6.13   Siebel Receivable. From the Closing through the Release Date, Buyer shall use commercially reasonably efforts to collect (or assist the Parent Shareholders in collecting) the Siebel Receivable.

       6.14   Business Plan. Parent Shareholders shall, as soon as practicable after the Closing, provide Dendrite with a business plan covering the post-Closing business of the Company.

7.  CONDITIONS TO THE CLOSING

       7.1   Conditions of Buyer’s Obligations. Buyer’s obligation to effect the Transactions at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

               (a)        Representations and Warranties. Each representation and warranty set forth in Article 3 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the Transactions.

               (b)        Covenants. Sellers and the Company will have performed and observed in all material respects each covenant or other obligation required to be performed or observed by any of them pursuant to the Transaction Documents prior to the Closing.

               (c)        Compliance with Applicable Laws. The consummation of the Transactions will not be prohibited by any requirement arising under any Legal Requirement, or subject Buyer, the Business or the Company or the Company Assets to any penalty, liability or other onerous condition arising under any applicable Legal Requirement or imposed by any Governmental Entity.

               (d)        Proceedings. No action, suit or proceeding will be pending or threatened before any Governmental Entity the result of which could prevent or prohibit the consummation of any of the Transactions, cause any such Transaction to be rescinded following consummation, or adversely affect Buyer’s right to acquire or hold the Units or the Parent Stock, or the Company’s rights to hold the Company Assets or conduct the Business or any of Sellers’ or the Company’s performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

               (e)        Required Consents. All notices, consents, authorizations, waivers or approvals of, to or with any third party in connection with each Company Contract, Real Property Lease or Personal Property Lease specifically identified on Schedule 7.1(e) as a contract which Buyer requires to be assigned to it as a condition to its obligation to close the Transactions will have been duly made or obtained (the “Required Consents”).

               (f)        [INTENTIONALLY LEFT BLANK]

               (g)        Capacity. Neither of the Parent Shareholders shall be, immediately prior to the Closing, substantially impaired, as a result of incapacity due to mental or physical condition or for any other cause or reason, from performing their usual and customary duties and obligations for the SAI Entities.

               (h)        No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event or condition that, taken alone or collectively, has had or could reasonably be expected to have a Material Adverse Effect.

               (i)        Sellers Closing Documents. Sellers will have delivered to Buyer the following documents:

(i) such unit certificates, executed unit powers and other instruments of conveyance which are necessary or desirable to effect the sale of the Units;

(ii) such stock certificates, executed stock powers and other instruments of conveyance which are necessary or desirable to effect the sale of the Parent Stock;

(iii) Employment Agreements, in the form of Exhibit 7.1(i)(iii), duly executed and delivered by each of Messrs. Gupta and Evans;

(iv) the Escrow Agreement; and

(v) such other documents relating to the Transactions as Buyer reasonably requests from Sellers and which are customary in similar transactions.

               (j)        Company Closing Documents. The Company will have delivered to Buyer the following documents:

               (i)        a certificate signed by Parent’s Chief Executive Officer or Chief Financial Officer, dated the Closing Date, stating that the conditions specified in Sections 7.1(a) through 7.1(d), inclusive, have been fully satisfied;

               (ii)        a copy of the resolutions duly adopted by the board of directors and shareholders or unitholders, as the case may be, of each SAI Entity authorizing that SAI Entity’s execution, delivery and performance of the Transaction Documents to which that SAI Entity is a party and the consummation of the Transactions, as in effect as of the Closing, certified by an officer of that SAI Entity;

               (iii)        a certificate (dated not less than 5 business days prior to the Closing) of the Secretary of State of each state set forth on Schedule 3.1A with respect to SAI and Parent as to the good standing of SAI and Parent in such states;

(iv) copies of the Required Consents;

(v) statutory letters and forms of UCC termination statements for the financing statements set forth on Schedule 7.1(j)(v); and

(vi) such other documents relating to the Transactions as Buyer reasonably requests from the Company and which are customary in similar transactions.

       7.2 Conditions of Sellers’ Obligations. Sellers’ obligation to effect the Transactions at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

               (a)        Representations and Warranties. Each representation and warranty set forth in Article 4 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the Transactions.

               (b)        Covenants. Buyer will have performed and observed in all material respects each covenant or other obligation required to be performed and observed by it pursuant to the Transaction Documents prior to the Closing.

               (c)        Compliance with Applicable Laws. The consummation of the Transactions will not be prohibited by any Legal Requirement or subject any of the Sellers to any penalty, liability, or other onerous condition arising under any Legal Requirement or imposed by any Governmental Entity.

               (d)        Proceedings. No action, suit or proceeding will be pending or threatened before any Governmental Entity the result of which could prevent or prohibit the consummation of any of the Transactions, cause any such Transaction to be rescinded following such consummation or adversely affect Buyer’s performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

               (e)        Buyer Closing Documents. Buyer will have delivered to each of the Sellers the following documents:

               (i)        a certificate signed by Buyer’s president or chief financial officer, dated the Closing Date, stating that the conditions specified in Sections 7.2(a) through 7.2(d), inclusive, have been fully satisfied;

               (ii)        a copy of the resolutions duly adopted by the management committee and members of Buyer authorizing Buyer’s execution, delivery and performance of the Transaction Documents to which Buyer is a party and the consummation of the Transactions, as in effect as of the Closing, certified by an officer of Buyer;

(iii) Employment Agreements with each of Messrs. Gupta and Evans, in the form of Exhibit 7.1(i)(iii), duly executed and delivered by Buyer;

(iv) the Escrow Agreement; and

(v) such other documents relating to the Transactions to be consummated at the Closing as Sellers reasonably request from Buyer and which are customary in similar transactions.

               (f)        Payment of Estimated Purchase Price. Buyer will have paid the Estimated Purchase Price in accordance with Section 2.2.

All corporate and other proceedings or actions taken or required to be taken by Buyer in connection with the Transactions, and all documents incident thereto, must be reasonably satisfactory in form and substance to Sellers and their legal counsel. Any condition set forth in this Section 7.2 may be waived only in a writing executed by the Seller Representative.

8.  SURVIVAL AND INDEMNIFICATION

       8.1   Survival of Representations, etc. All of the representations and warranties made by each Party in this Agreement shall survive the Closing for a period until September 19, 2003, except that the representations and warranties contained in Sections 3.1(b), 3.2, Sections 3.12, 3.13, 3.20, the second sentence of Section 3.23, Sections 3.24, 3.26, 4.1, 4.2, and 4.5 shall survive until the expiration of any applicable statue of limitations, including, without limitation, any extension (including, without limitation, any extension by operation of law) or tolling thereof, but excluding any extension and tolling by any voluntary act of the Company after the Closing or by Buyer. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing, except that (x) the covenants in Section 2.5 shall survive until final determination of the Purchase Price and payment of the difference between the Estimated Purchase Price and the actual Purchase Price in accordance therewith, (y) the covenants in Section 2.6 shall survive until such covenants are fully performed or such performance has been waived by the Party to whom performance is due, and (z) the covenants in Article 6 shall survive until September 19, 2003, or until the expiration of such longer period as is expressly set forth therein, except that the covenants and agreement set forth in Section 6.6 shall survive until the expiration of any applicable statute of limitations, including, without limitation, any extension (including, without limitation, any extension by operation of law) or tolling thereof, but excluding any extension or tolling by any voluntary act of the Company after the Closing or by Buyer. The expiration of any representation, warranty, covenant or agreement as provided in this Section 8.1 shall not affect the rights of a party in respect of any claim made by such Party in a writing received by the other Party prior to the expiration of the applicable survival period provided herein.

       8.2   Indemnification.

               (a)        Indemnification by the Sellers. In addition to and not in limitation of the Tax indemnification obligations set forth in Section 6.6(b), from and after the Closing, the Sellers shall jointly and severally indemnify, subject to Section 8.3 below, save and hold harmless each Buyer Indemnitee from and against any and all Losses incurred in connection with, arising out of, resulting from or incident or attributable to: (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty made by any of the SAI Entities or any of the Sellers in this Agreement; (ii) any breach of any covenant or agreement made by any of the SAI Entities or any of the Sellers in this Agreement, (iii) any event, circumstances, action, or omission prior to the Closing with respect to the Options (other than the effect the solicitation, done in accordance with this Agreement, of the offer of the Option Holders to revise the 90 day exercise period may have on the status of the Options as qualified incentive stock options under Section 422 of the Code), (iv) Parent not being a valid S-Corporation, (v) any amount of the Siebel Receivable not paid to the Company or Buyer on or before the Siebel Deadline Date (the Losses for purposes of this subsection (v) being deemed to be the amount of the Siebel Receivable not paid by the Siebel Deadline Date), (vi) the investigation, attempt to avoid, defense or settlement of any Actions relating to Losses, and (vii) in successfully enforcing the indemnity under this Agreement.

               (b)        Claims for Losses. If a Claim for Losses is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 8.2; provided, however, if any Action is filed against any party entitled to the benefit of and seeking indemnity hereunder, the applicable Claim Notice shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) business days after the service of the citation or summons). Provided that the Claim Notice is made prior to the expiration of the survival period for the underlying representation, warranty, covenant or agreement as set forth in Section 8.1, then the failure of any indemnified party to give notice which is timely under the prior sentence shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by such failure. After receiving a Claim Notice relating to a Claim by or against any third party, the indemnifying party shall be entitled, at its own cost, risk and expense, upon written notice to the indemnified party: (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld (it being understood that the failure of the indemnified party to give such consent shall not be considered unreasonable in respect of any compromise or settlement that does not include an unconditional release of such indemnified party from all liabilities arising out of, or that may arise out of, such claim). In such circumstance, the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying party fails to assume the defense of such claim within fifteen (15) business days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld (it being understood that the failure of the indemnifying party to give such consent shall not be considered unreasonable in respect of any compromise or settlement that does not include an unconditional release of such indemnifying party from all liabilities arising out of, or that may arise out of, such claim). In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The parties shall cooperate in all reasonable respects with each other in the investigation, trial and defense of any such claim for Losses or Action and any appeal arising therefrom.

               (c)        Appointment of Seller Representative. The Sellers hereby irrevocably appoint and designate Shaleen Gupta as their attorney-in-fact, agent and duly authorized representative (such Person, in such capacity, or such other Person as shall be substituted as the Seller Representative in accordance herewith, the “Seller Representative”), for the purposes of the transactions contemplated by this Agreement, including, without limitation, to act on behalf of Sellers with respect to the receipt and giving of notices and to otherwise act on behalf of Sellers with respect to the provisions of this Section 8, Section 2.4 and the Escrow Agreement and making demand on the Demand Note. Upon the death or incapacity of the Person acting as the Seller Representative, the Sellers shall promptly by written consent of each of the Sellers, appoint a substitute Seller Representative and forthwith notify Buyer in writing of such appointment. Buyer shall be entitled to rely upon all actions taken or notices given by a Seller Representative prior to Buyer’s receipt of written notice of the appointment of a substitute Seller Representative hereunder. The Seller Representative is hereby authorized by this Agreement, as a specific term and condition hereof, to act hereunder and under the Escrow Agreement as attorney-in-fact for and representative of each of the Sellers and his or its respective heirs, executors, administrators, personal representatives and successors, as applicable, provided, however, that the Seller Representative shall not have authority to act on behalf of any Seller to amend this Agreement, the Escrow Agreement or any other agreement provided for herein or contemplated hereby. The execution and delivery of this Agreement by each Seller shall constitute approval on behalf of such Seller and his or its respective heirs, executors, administrators, personal representatives and successors, as applicable, of the appointment and designation of the Seller Representative as provided hereunder and of his authority to act hereunder on their behalf. None of Buyer or any Affiliate (not including any Governmental Entity) of Buyer shall have any liability to any Seller in connection with its or their reliance on the authority of the Seller Representative to act on behalf of the Sellers as set forth herein. Sellers, jointly and severally, hereby agree to indemnify, defend and hold the Seller Representative harmless from any and all claims, actions and proceedings against the Seller Representative and any and all Losses suffered by the Seller Representative arising out of his service as the Seller Representative hereunder except for such claims, actions and proceeding and such Losses as shall result from acts or omissions of the Seller Representative as are finally determined by a court of competent jurisdiction, from which no appeal can be taken, to have constituted bad faith, gross negligence or willful misconduct. Buyer agrees to provide to IPG a copy of all notices given to the Seller Representative under this Agreement or the Escrow Agreement and to provide the same by the same means of delivery as used to give such notice to the Seller Representative.

       8.3   Limits on Indemnification.

               (a)        General Indemnification Dollar Limits. Notwithstanding anything to the contrary contained in this Agreement, (i) no indemnification under Section 8.2(a)(i) shall be made by Sellers, and Sellers shall not have any liability under such section with respect to any claim, unless the aggregate amount of Losses subject to indemnification pursuant thereto and due the party or parties being indemnified shall exceed One-Hundred Thousand Dollars ($100,000.00) (the “Deductible”), and once the Deductible amount is exceeded the indemnifying party shall indemnify the indemnified party or parties, and shall be liable, only for the amount of any such Losses in excess of the Deductible, (ii) the aggregate amount required to be paid by the Parent Shareholders pursuant to their joint and several indemnification obligations under Section 8.2(a)(i) shall in no event exceed the Parent Shareholders Indemnification Cap, (iii) the aggregate amount required to be paid by IPG pursuant to its indemnification obligations under Section 8.2(a)(i) shall in no event exceed the IPG Indemnification Cap, and in the case of each of clauses (ii) and (iii) above, no indemnifying party shall have any liability to any indemnified party for, and such indemnified parties shall have no right to recover from an indemnifying party, any amount of Losses which exceeds (and from and after the time such Losses exceed) that indemnifying party’s Indemnification Cap. The applicable indemnified party shall be entitled to indemnification without regard to the provisions of this Section 8.3(a) with respect to the indemnification obligations of Sellers pursuant to Section 6.6(b); Section 8.2(a)(ii); Section 8.2(a)(vi) if the indemnifying party fails to assume the defense within the fifteen (15) business days after the indemnifying party’s receipt of the Claim Notice as provided under Section 8.2(b); and Section 8.2(a)(vii).

               (b)        Special IPG Indemnification Condition. Notwithstanding anything to the contrary contained in this Agreement, except for the breach or inaccuracy of any representation or warranty set forth in Sections 3.23, 3.24, 3.25, or 3.26, for which IPG shall be liable even if the IPG Trigger Amount has not been reached, IPG will not have any liability under this Section 8 for indemnification unless and until the aggregate liability of the Sellers for indemnification under this Section 8 exceeds the IPG Trigger Amount; provided, further, that IPG shall only be liable for the net amount by which any such Losses exceeds the IPG Trigger Amount and (ii) in no event shall IPG’s liability for Losses exceed the amount of the IPG Indemnification Cap.

               (c)        Calculation of Losses. Payments by Buyer or any Buyer Indemnitee of amounts for which Buyer or such Buyer Indemnitee is entitled to be indemnified under Section 8.2 hereof shall not be a condition precedent to recovery.

               (d)        Losses Net of Insurance. The Losses indemnified under this Agreement shall be determined net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Losses; provided, however, that such insurance proceeds are paid within twelve (12) months of the event giving rise to the indemnity obligation.

       8.4   IPG Parent Guarantee. IPG is a wholly-owned subsidiary of IPG Parent and IPG Parent hereby irrevocably and unconditionally guarantees to Buyer and its successors the full and prompt payment in cash, when and as due, of all amounts due from IPG under this Section 8, whether now existing or hereafter arising. This guarantee is an absolute and unconditional guarantee of full payment and not of collection and is in no way conditional upon any requirement that Buyer first attempt to collect or seek payment from IPG or upon any other contingency. IPG Parent agrees that it is not necessary for Buyer, in order to enforce this guarantee, to institute suit or exhaust its legal remedies against IPG; but the sole condition precedent to enforcement of the obligations of IPG Parent hereunder is that IPG does not timely perform its payment obligations in accordance with the terms of this Section 8. IPG Parent hereby waives (a) notice of acceptance of this guarantee, (b) notice of any change in the terms of this Agreement or any agreement relating to the obligations guaranteed, (c) presentment and demand for payment of any indebtedness to IPG; (d) protest and notice of dishonor or default to IPG which IPG might otherwise be entitled under a guarantee, and (e) all defenses based on suretyship or impairment of collateral or any other similar defense.

       8.5   Breach of Contract Claims. Buyer agrees that neither Buyer nor any Buyer Indemnitee will bring a cause of action for breach of contract with respect to breaches of the representations and warranties contained in this Agreement after the applicable survival period under Section 8.1 except for such as relate to Claim Notices provided under Section 8.2, fraud, or intentional misrepresentations.

9.  MISCELLANEOUS

       9.1   Assignment; No Third Party Beneficiary. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Buyer shall be entitled to assign its rights and delegate its duties under this Agreement to any wholly-owned subsidiary of Buyer, so long as such assignee agrees in writing to be bound by the terms and conditions hereof, on a joint and several basis with Buyer, such written agreement to be in form and substance reasonably satisfactory to the Seller Representative. No such assignment shall relieve Buyer of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

       9.2   Governing Law; Jurisdiction and Venue. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS, BOTH SUBSTANTIVE AND PROCEDURAL OF THE STATE OF NEW JERSEY (WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS OF NEW JERSEY LAW). Except as otherwise expressly provided for in this Agreement, each Party hereby irrevocably submits to the non-exclusive jurisdiction of the Federal District Court for the District of New Jersey and the courts of the State of New Jersey located in Newark, New Jersey, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

       9.3   Entire Agreement; Construction; Amendments and Waivers. This Agreement (including all agreements, exhibits, schedules, and other documents referenced herein or executed and delivered in connection herewith) constitutes the entire agreement among the Parties and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. This Agreement may not be amended except by a writing signed by each Party hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The Parties agree that all Parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby and that neither this Agreement nor any of the agreements contemplated hereby shall be construed against any Party by virtue of the fact that any Party or its Representatives prepared or drafted such agreements.

       9.4   Exhibits and Schedules; Construction of Certain Provisions. The Exhibits and Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein. Such Exhibits and Schedules need not be physically attached hereto to be valid and binding if they are appropriately identified on their face. Each disclosure in a Schedule referred to in this Agreement shall be deemed to qualify all representations and warranties of the SAI Entities or Sellers, notwithstanding the lack of a specific cross-reference, except to the extent that its applicability to a particular representation, warranty, agreement or condition is not reasonably apparent from the disclosure thereof. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Exhibits or Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in an Exhibit or a Schedule is or is not material for purposes of this Agreement.

       9.5   Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered; (b) when transmitted if transmitted by telecopy, electronic or digital transmission; (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case any such notice, request, demand or other communication shall be sent to:

      If to Buyer, to:

      SAI Acquisition L.L.C.
      c/o Dendrite International, Inc.
      Somerset Corporate Center
      200 Somerset Corporate Boulevard - 8th Floor
      Bridgewater, New Jersey 08807
      Attention:  General Counsel
      Facsimile:     (908) 541-5982

   If to any of the SAI Entities, to:

      Software Associates International Inc.
      Mt. Arlington Corporate Center
      400 Valley Road, Suite 300
      Mt. Arlington, New Jersey 07856
      Attention:   Mr. Shaleen Gupta
      Facsimile:  (973) 770-7980

   with a copy, which shall not constitute notice, to:

      Drinker Biddle & Shanley LLP
      500 Campus Drive
      Florham Park, New Jersey 07932

      Attention:  Stewart E. Lavey, Esq.
      Facsimile:  (973) 360-9831

   If to IPG, to:

      IPG SAI Holding Corp.
      1271 Avenue of the Americas
      New York, NY 10020
      Attention:  Nicholas J. Camera
      Facsimile:  (212) 399-8280

   with a copy, which shall not constitute notice, to:

      The Interpublic Group of Companies, Inc.
      1271 Avenue of the Americas
      New York, NY 10020
      Attention:  Mitchell Gendel,
      Assistant General Counsel
      Facsimile:  (212) 399-8280

   If to Gupta, to:

      Mr. Shaleen Gupta
      63 W. Bertrand Road
      Mt. Arlington, New Jersey 07856
      Facsimile:

   with a copy, which shall not constitute notice, to:

      Drinker Biddle & Shanley LLP
      500 Campus Drive
      Florham Park, New Jersey 07932

      Attention:  Stewart E. Lavey, Esq.
      Facsimile:  (973) 360-9831

   If to Evans, to:

      Mr. Derek Evans
      6 Misty Lane
      Andover, New Jersey 07821

      Facsimile:

   with a copy, which shall not constitute notice, to:

      Drinker Biddle & Shanley LLP
      500 Campus Drive
      Florham Park, New Jersey 07932

      Attention:  Stewart E. Lavey, Esq.
      Facsimile:  (973) 360-9831

   If to the Seller Representative, to:

      Mr. Shaleen Gupta
      63 W. Bertrand Road
      Mt. Arlington, New Jersey 07856
      Facsimile:

   with a copy, which shall not constitute notice, to:

      The Interpublic Group of Companies, Inc.
      1271 Avenue of the Americas
      New York, NY 10020
      Attention:  Mitchell Gendel,
      Assistant General Counsel
      Facsimile:  (212) 399-8280

or to such other place and with such other copies as each Party may designate as to itself by written notice to the others.

       9.6   Termination. This Agreement may be terminated at any time prior to Closing:

               (a)        By mutual written consent of Buyer and Sellers;

               (b)        By Buyer or Seller if the Closing shall not have occurred on or before the Cutoff Date; provided, however, that this provision shall not be available to Buyer if and so long as Sellers have the right to terminate this Agreement under Section 9.6(d), and this provision shall not be available to Sellers if and so long as Buyer has the right to terminate this Agreement under Section 9.6(c);

               (c)        By Buyer if there is a material breach of any representation or warranty of any of the Seller Parties set forth in Article 3 or any covenant or agreement to be complied with or performed by any of the Seller Parties pursuant to the terms of this Agreement, or the occurrence of any event which results or would result in the failure of a condition in Section 7.1 to be satisfied on or prior to the Closing Date; provided, however, that Buyer may not terminate this Agreement prior to the Closing unless each of the Seller Parties has been provided notice of such breach or failure and, if curable, shall have failed to cure the same within thirty (30) days of such notice; or

               (d)        By the Seller Representative if there is a material breach of any representation or warranty set forth in Article 4 or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.2 to be satisfied on or prior to the Closing Date; provided, however, that the Seller Representative may not terminate this Agreement prior to the Closing Date unless Buyer has been provided notice of such breach or failure and, if curable, shall have failed to cure the same within thirty (30) days of such notice.

        In the event of termination of this Agreement, no Party shall have any liability under this Agreement to any other Party, except for any willful breach of this Agreement occurring prior to the termination of this Agreement. Upon any such termination, each Party will redeliver all documents, work papers and other material of any other Party relating to the Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same. The provisions of Section 9.9 shall continue in full force and effect notwithstanding any termination of this Agreement

       9.7   Expenses. Except as otherwise specified in this Agreement, each Party shall pay its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and carrying out the Transactions including without limitation the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and other professionals.

       9.8   Public Announcements. Except as required by law, none of the Parties will make any public announcement of the Transactions prior to or after the Closing without the mutual consent of each other Party.

       9.9   Confidentiality. Any and all information disclosed by Buyer to any of the Seller Parties or by any of the Seller Parties to Buyer in connection with the negotiations leading to and the execution of this Agreement, or in furtherance thereof, which information was not already known to the Party receiving the disclosure, is and shall remain confidential to the disclosing Party and its respective affiliates, employees and agents. Each Party agrees not to divulge or disclose or use for its benefit or purposes not associated with and necessary for the performance of their respective obligations hereunder or the consummation of the Transactions any such information at any time in the future unless it has otherwise become public other than by breach hereof by the Party as to whom such information is confidential or proprietary. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to any of the Parties.

       9.10   Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by facsimile shall be fully binding.

       9.11   Treatment of Certain Operating Agreement Provisions. The Parties acknowledge that Section 3.3(b) of the Operating Agreement obligates SAI to redeem Preferred Units held by IPG, at IPG’s option, at any time after April 1, 2002 and that IPG had given notice of its intent to exercise in April 2002. IPG hereby acknowledges and agrees that the sale by IPG of the Units pursuant to this Agreement is to be undertaken in lieu of the foregoing right of redemption.

       9.12   Provident Demutualization. Buyer agrees that it will treat as plan assets of Parent’s 401(k) plan any shares of stock of Provident Mutual (“Provident”) or its successor or any other consideration received in connection with the proposed demutualization of Provident.

      [Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SOFTWARE ASSOCIATES INTERNATIONAL INC. By: SHALEEN GUPTA —————————————— Name: Shaleen Gupta Title: CEO	SOFTWARE ASSOCIATES INTERNATIONAL, LLC By: SHALEEN GUPTA —————————————— Name: Shaleen Gupta Title: CEO

By: SHALEEN GUPTA —————————————— SHALEEN GUPTA, individually	By: DEREK EVANS —————————————— DEREK EVANS, individually

IPG SAI HOLDING CORP. By: NICHOLAS J. CAMERA —————————————— Name: Nicholas J. Camera Title: President	DENDRITE INTERNATIONAL, INC. By: CHRISTINE A. PELLIZZARI —————————————— Name: Christine A. Pellizzari Title: Vice President, General Counsel and Secretary

SAI ACQUISITION L.L.C. By: CHRISTINE A. PELLIZZARI —————————————— Name: Christine A. Pellizzari Title: Vice President, General Counsel and Secretary of Dendrite International, Inc., as sole member

As guarantor of IPG’s payment obligations set forth in Section 8 hereof only,

THE INTERPUBLIC GROUP OF COMPANIES, INC. By: NICHOLAS J. CAMERA —————————————— Name: Nicholas J. Camera Title: Senior V.P.

Exhibit 2.3(a)

(Projected Net Working Capital)

PROJECTED NET WORKING CAPITAL As of September 18, 2002 (Unaudited)

Current assets:
Cash and cash equivalents	$ 2,602,180
Accounts receivable	5,801,894
Prepaid expenses and other current assets	173,332

Total current assets	8,577,405

Included Current Liabilities:
Accrued expenses	(593,278)
Accrued compensation	(200,000)
Income taxes payable	(25,000)
Deferred revenue	(1,141,015)
Current portion of note payable	(37,820)
Current portion of capital lease obligations	(550,789)

Total included current liabilities	(2,547,902)

Projected Net Working Capital	6,029,503